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PROSPECTUS SUPPLEMENT
(To Prospectus Dated August 18, 1997)

U.S. $500,000,000                                                         [LOGO]
CPC INTERNATIONAL INC.
MEDIUM-TERM NOTES, SERIES F
DUE MORE THAN NINE MONTHS FROM DATE OF ISSUE

CPC International Inc. (the 'Company') may offer from time to time up to $500,000,000 aggregate initial offering price, or the equivalent thereof in one or more foreign or composite currencies, of its Medium-Term Notes, Series F (the 'Notes'). Such aggregate principal amount is subject to reduction as a result of the sale by the Company of certain other Debt Securities as defined in the accompanying Prospectus. The Notes may be denominated in U.S. dollars or in such foreign or composite currencies as may be designated by the Company (the 'Specified Currency'). See 'Important Currency Exchange Information.' Each Note will mature on a day more than nine months from the date of issue (the 'Stated Maturity'), as specified in a pricing supplement hereto (each, a 'Pricing Supplement'), and may be subject to redemption at the option of the Company or repayment at the option of the holder (each, a 'Holder') thereof, in each case, in whole or in part, prior to its Stated Maturity, as set forth therein and specified in the applicable Pricing Supplement.

The interest rate, if any, or the formula for the determination of any such interest rate, applicable to each Note and other variable terms of the Notes as described herein will be established by the Company at the date of issue of such Note and will be set forth therein and specified in a Pricing Supplement. Interest rates, interest rate formulae and such other variable terms are subject to change by the Company, but no change will affect any Note already issued or as to which an offer to purchase has been accepted by the Company. Each Note will be issued in fully registered book-entry form (a 'Book-Entry Note') or in definitive form (a 'Definitive Note'), as set forth in the applicable Pricing Supplement, in denominations of $1,000 and integral multiples thereof, unless otherwise specified in the applicable Pricing Supplement. Each Book-Entry Note will be represented by one or more fully registered global securities deposited with or on behalf of The Depository Trust Company (or such other depositary as is identified in an applicable Pricing Supplement) (the 'Depositary') and registered in the name of the Depositary or the Depositary's nominee. Interests in Book-Entry Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary (with respect to its participants) and the Depositary's participants (with respect to beneficial owners).

Unless otherwise specified in an applicable Pricing Supplement, the Notes will bear interest at fixed rates ('Fixed Rate Notes') or at floating rates ('Floating Rate Notes'). The applicable Pricing Supplement will specify whether the rate of interest for a Floating Rate Note will be determined by reference to one or more of the CD Rate, the CMT Rate, the Commercial Paper Rate, the Federal Funds Rate, LIBOR, the Prime Rate, the Treasury Rate, or any other interest rate basis or formula (each as defined herein and each, a 'Base Rate'), as adjusted by any Spread and/or Spread Multiplier (each as defined herein), if any, and will specify such other terms applicable to such Note. Notes also may be issued as Foreign Currency Notes, Indexed Notes or Amortizing Notes (each as defined herein). See 'Description of Medium-Term Notes, Series F' in this Prospectus Supplement. Interest on Fixed Rate Notes will accrue from their date of issue and, unless otherwise specified in the applicable Pricing Supplement, will be payable semiannually in arrears on May 15 and November 15 of each year and at Maturity (as defined below). Unless otherwise specified in an applicable Pricing Supplement, the rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semiannually or annually, as specified in the applicable Pricing Supplement, and interest on each Floating Rate Note will accrue from its date of issue and will be payable in arrears monthly, quarterly, semiannually or annually, as specified in the applicable Pricing Supplement, and at Maturity. Notes also may be issued with original issue discount, and such Notes may or may not currently pay interest.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT HERETO, OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                     PRICE TO         AGENTS' DISCOUNTS           PROCEEDS TO
                                     PUBLIC(1)        AND COMMISSIONS(2)          COMPANY(2)(3)
Per Note.........................      100.000%            .125% - .875%                99.875% - 99.125%
Total(4).........................    $500,000,000      $625,000 - $4,375,000       $499,375,000 - $495,625,000

(1) Unless otherwise specified in an applicable Pricing Supplement, the price to public will be 100% of the principal amount.

(2) The Company will pay a commission to Salomon Brothers Inc and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, each as agent (collectively, the 'Agents'), in the form of a discount, depending upon the Stated Maturity of the Note, ranging from .125% to .875% of the principal amount of any Note sold through the Agents. Commissions on Notes with a Stated Maturity in excess of 40 years will be negotiated at the time of sale. See 'Plan of Distribution.'

(3) Before deduction of expenses payable by the Company estimated at $475,000, including reimbursement of the Agents' expenses.

(4) Or the equivalent thereof in foreign or composite currencies.

The Notes are being offered on a continuous basis by the Company through the Agents, which have agreed to use their reasonable efforts to solicit offers to purchase the Notes. The Company may also sell Notes to the Agents, as principal, for resale to investors and other purchasers at varying prices relating to prevailing market prices at the time of resale as determined by the Agents, or, if so specified in an applicable Pricing Supplement, for resale at a fixed public offering price, as determined by the Agents. Unless otherwise specified in an applicable Pricing Supplement, the Notes will not be listed on any securities exchange and there can be no assurance that the Notes offered by this Prospectus Supplement will be sold or that there will be a secondary market for the Notes. The Company reserves the right to withdraw, cancel or modify the offer made hereby without notice. The Company or the Agents may reject any offer to purchase Notes in whole or in part. See 'Plan of Distribution.'

SALOMON BROTHERS INC                                         MERRILL LYNCH & CO.

The date of this Prospectus Supplement is August 19, 1997.


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     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS
THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICES OF THE NOTES. SPECIFICALLY, THE AGENTS MAY OVERALLOT IN CONNECTION WITH THE OFFERING AND MAY BID FOR, AND PURCHASE, THE NOTES IN THE OPEN MARKET. SEE 'PLAN OF DISTRIBUTION.'

                            ------------------------

                    IMPORTANT CURRENCY EXCHANGE INFORMATION

     Purchasers of Notes are required to pay for each Note in the Specified Currency for such Note, and payments of principal of, premium, if any, and any interest on, such Notes will be made in the Specified Currency, unless otherwise provided in the applicable Pricing Supplement. Currently, there are limited facilities in the United States for the conversion of U.S. dollars into foreign or composite currencies or currency units, and vice versa, and few banks offer non-U.S. dollar denominated checking or savings account facilities in the United States. However, if requested by a prospective purchaser of Notes denominated in a Specified Currency other than U.S. dollars, the Agent soliciting the offer to purchase may at its discretion arrange for the conversion of U.S. dollars into such Specified Currency to enable such purchaser to pay for such Notes. Such request must be made on or before the third Business Day (as defined below) preceding the date of delivery of the Notes, or by such other date as determined by such Agent. Each such conversion will be made by the relevant Agent on such terms and subject to such conditions, limitations and charges as such Agent may from time to time establish in accordance with its regular foreign exchange practice. All costs of exchange will be borne by the purchaser requesting the conversion. See 'Special Provisions and Risks Relating to Foreign Currency Notes' below.

                   DESCRIPTION OF MEDIUM-TERM NOTES, SERIES F

     The Notes will be issued as a series of debt securities under an Indenture, dated as of April 15, 1988, as amended and supplemented by the First Supplemental Indenture and Amendment dated as of March 2, 1994 (together, the 'Indenture'), between the Company and Bankers Trust Company, as trustee (the 'Trustee'). The following summary of certain provisions of the Notes and of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus Supplement and the accompanying Prospectus are a part. Capitalized terms used but not defined herein have the meanings given to them in the Indenture or the Notes, as the case may be. The term 'Securities,' as used in this Prospectus Supplement, refers to all securities issued and issuable from time to time under the Indenture and includes the Notes. The following description of Notes will apply to each Note offered hereby unless otherwise specified in an applicable Pricing Supplement. The following description of the particular terms of the Notes supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Debt Securities set forth in the Prospectus, to which description reference is hereby made.

GENERAL

     All Securities, including the Notes, issued and to be issued under the Indenture will be unsecured general obligations of the Company and will rank pari passu with all other unsecured and unsubordinated indebtedness of the Company from time to time outstanding. The Indenture does not limit the aggregate principal amount of Securities that may be issued thereunder, and Securities may be issued thereunder from time to time in one or more series up to the aggregate principal amount from time to time authorized by the Company for each series. As of the date of this Prospectus Supplement, there are $750,000,000 aggregate principal amount of Securities outstanding under the Indenture. The Company may, from time to time, without the consent of the Holders of the Notes, provide for the issuance of Notes or other Securities under the Indenture in addition to the $500,000,000 aggregate initial offering price of Notes offered hereby and any other Securities previously issued.

     The Notes are currently limited to $500,000,000 aggregate initial offering price, or the equivalent thereof in one or more foreign or composite currencies. The Notes will be offered on a continuous basis and each Note will mature on a day more than nine months from the date of issue, which maturity date

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may be subject to extension at the option of the Company, all as specified in the applicable Pricing Supplement. Notwithstanding the foregoing, each Note having a Specified Currency of Pounds Sterling will mature in compliance with such regulations as the Bank of England may promulgate from time to time. Notes may be issued at significant discounts from their principal amount payable at the Stated Maturity or on any prior date on which the principal or an installment of principal of a Note becomes due and payable, whether by the declaration of acceleration, call for redemption at the option of the Company, repayment at the option of the Holder or otherwise (each such date, a 'Maturity'), and some Notes may not bear interest.

     The Pricing Supplement relating to a Note will describe the following terms: (i) the Specified Currency for such Note (and, if the Specified Currency is other than U.S. dollars, certain other terms relating to such Note and such Specified Currency, including the authorized denominations of such Note); (ii) whether such Note is a Fixed Rate Note, a Floating Rate Note, a Foreign Currency Note, an Amortizing Note and/or an Indexed Note; (iii) if other than 100%, the price (expressed as a percentage of the aggregate principal amount or face amount thereof) at which such Note will be issued; (iv) the date on which such Note will be issued (the 'Original Issue Date'); (v) the Stated Maturity; (vi) if such Note is a Fixed Rate Note, the rate per annum at which such Note will bear interest, if any, and whether such rate may be changed prior to its Stated Maturity (as a result of a change in the debt rating of the Notes or otherwise);
(vii) if such Note is a Floating Rate Note, the Base Rate, the Initial Interest Rate, the Interest Reset Period, the Interest Payment Dates, the Index Maturity, the Maximum Interest Rate, if any, the Minimum Interest Rate, if any, the Spread and/or Spread Multiplier, if any (all as defined below), and any other terms relating to the particular method of calculating the interest rate for such Note and whether such Spread and/or Spread Multiplier may be changed prior to Stated Maturity (as a result of a change in the debt rating of the Notes or otherwise);
(viii) if such Note is an Amortizing Note, whether payments of principal thereof and interest thereon will be made quarterly or semiannually and the repayment information in respect thereof; (ix) whether such Note is an Original Issue Discount Note (as defined below); (x) if such Note is an Indexed Note, the manner in which the amount of any indexed interest payment or, if the principal amount of such Note payable at Stated Maturity is indexed, the manner in which such principal amount will be determined; (xi) whether such Note may be redeemed at the option of the Company, or repaid at the option of the Holder, prior to Stated Maturity as described herein and, if so, the provisions relating to such redemption or repayment, including, in the case of an Original Issue Discount Note or Indexed Note, the information necessary to determine the amount due upon redemption or repayment; and (xii) any other terms of such Note not inconsistent with the provisions of the Indenture under which such Note will be issued.

     'Business Day' with respect to any Note means any day, other than a Saturday or Sunday, that is (i) not a day on which banking institutions are authorized or required by law, regulation or executive order to be closed in (a) the City of New York or (b) if the Specified Currency for such Note is other than U.S. dollars, the principal financial center of the country issuing such Specified Currency (which, in the case of the European Currency Unit ('ECU'), shall be Brussels, Belgium) and (ii) if such Note is a LIBOR Note (as defined below), also a London Banking Day. 'London Banking Day' with respect to any Note means any day on which dealings in deposits in the Specified Currency are transacted in the London interbank market.

     Each Note will be issued in fully registered form as a Book-Entry Note or a Definitive Note and in denominations of $1,000 and integral multiples thereof, unless otherwise specified in the applicable Pricing Supplement.

     Interest rates offered by the Company with respect to the Notes may differ depending upon, among other things, the aggregate principal amount of the Notes purchased in any single transaction.

     Book-Entry Notes may be transferred or exchanged only through the Depositary. See 'Book-Entry Notes.' Registration of transfer of Definitive Notes will be made at the office or agency of the Company maintained by the Company for such purpose in the Borough of Manhattan, The City of New York. No service charge will be made by the Company or the Trustee for any such registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith (other than exchanges pursuant to the Indenture not involving any transfer).

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     Payments of principal of, premium, if any, and interest, if any, on
Book-Entry Notes will be made by the Company through the Trustee to the Depositary. See 'Book-Entry Notes.' In the case of Definitive Notes, payment of principal or premium, if any, at the Maturity of each Definitive Note will be made in immediately available funds upon presentation of the Definitive Note at the office or agency of the Company maintained by the Company for such purpose in the Borough of Manhattan, The City of New York, or at such other place as the Company may designate (or, in the case of any repayment on an Optional Repayment Date (as defined below), upon presentation of the Definitive Note in accordance with the provisions thereof as described below). Payment of interest due at Maturity will be made to the person to whom payment of the principal shall be made. Payment of interest due on Definitive Notes (other than at Maturity) will be made by check mailed to the address of the person entitled thereto as such address shall appear in the registry books of the Company. Notwithstanding the foregoing, a Holder of $10,000,000 (or the equivalent thereof in a Specified Currency other than U.S. dollars determined as provided herein) or more in aggregate principal amount of Definitive Notes of like tenor and term will, at the option of the Holder, be entitled to receive interest payments by wire transfer of immediately available funds if appropriate wire transfer instructions have been received in writing by the Trustee not less than 15 days prior to the applicable Interest Payment Date. Such wire instructions, upon receipt by the Trustee, shall remain in effect until revoked by such Holder.

     For special payment terms applicable to Foreign Currency Notes, see 'Special Provisions and Risks Relating to Foreign Currency Notes' below.

REDEMPTION AT THE OPTION OF THE COMPANY

     Unless otherwise indicated in an applicable Pricing Supplement, the Notes will not be subject to any sinking fund. Notes will be redeemable at the option of the Company prior to their Stated Maturity only if an initial redemption date is specified therein (the 'Initial Redemption Date') and in the applicable Pricing Supplement. If so indicated in the applicable Pricing Supplement, the Notes will be subject to redemption at the option of the Company on any date on and after the Initial Redemption Date specified in such Pricing Supplement. On or after the Initial Redemption Date, if any, the related Note may be redeemed at any time in whole or from time to time in part in increments of $1,000 (or such other amount as may be specified in the applicable Pricing Supplement) at the option of the Company at the applicable Redemption Price (as defined below), together with interest thereon payable to the date of redemption, on notice given to the Holder (which, in the case of Book-Entry Notes, will be the Depositary or its nominee) not more than 60 nor less than 30 days prior to the date of redemption and in accordance with the provisions of the Indenture. 'Redemption Price,' with respect to a Note, will initially mean a percentage (the 'Initial Redemption Percentage') of the principal amount of such Note to be redeemed specified in the applicable Pricing Supplement and shall decline at each anniversary of the Initial Redemption Date by a percentage (the 'Annual Redemption Percentage Reduction'), if any, specified in the applicable Pricing Supplement of the principal amount to be redeemed until the Redemption Price is 100% of such principal amount. In the event of redemption of a Note in part, a new Note or Notes will be issued to the Holder in exchange for the unredeemed portion.

REPAYMENT AT THE OPTION OF THE HOLDER

     If so indicated in the applicable Pricing Supplement, Notes will be repayable by the Company in whole or in part at the option of the Holders thereof on the respective optional repayment dates specified in such Pricing Supplement (the 'Optional Repayment Dates'). If no Optional Repayment Date is indicated with respect to a Note, such Note will not be repayable at the option of the Holder prior to its Stated Maturity. Unless otherwise specified in the applicable Pricing Supplement, the repayment option may be exercised by the Holder for less than the entire principal amount of the Note. Any repayment in part will be in increments of $1,000 (or such other amount as may be specified in the applicable Pricing Supplement); provided that any remaining principal amount of such Note will be an authorized denomination of such Note. Unless otherwise provided in the applicable Pricing Supplement that provides for a repayment option, the repayment price payable to the Holder will be 100% of the principal amount to be repaid, together with accrued interest thereon payable to the date of repayment.

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For any Note to be so repaid the Note must be received, together with the form thereon entitled 'Option to Elect Repayment' duly completed, by the Trustee at the Corporate Trust Office (or such other address of which the Company shall from time to time notify the Holders) not more than 60 nor less than 30 days prior to the Optional Repayment Date. In the event of a repayment in part, a new Note or Notes will be issued to the Holder in exchange for the unrepaid portion. Exercise of such repayment option by the Holder will be irrevocable.

     While the Book-Entry Notes are represented by global securities held by or on behalf of the Dcpositary, and registered in the name of the Depositary or the Depositary's nominee, the Depositary or its nominee will be the Holder of such Book-Entry Note and therefore will be the only entity that can exercise a right to repayment. In order to ensure that the Depositary or its nominee will timely exercise a right to repayment with respect to a particular Book-Entry Note, the beneficial owner of such Book-Entry Note must instruct the participant through which it holds an interest in such Book-Entry Note to notify the Depositary of its desire to exercise a right of repayment. Different firms may have different deadlines for accepting instructions from their customers. Accordingly, beneficial owners of Book-Entry Notes should consult the participants through which they own their interest in the Book-Entry Notes for the respective deadlines for such participants. All notices must be executed by a duly authorized officer of such participant (with signature guaranteed) and shall be irrevocable. In addition, such beneficial owners of Book-Entry Notes must effect delivery of such Book-Entry Notes at the time such notices of election are given to the Depositary by causing the participant to transfer such beneficial owner's interest in the Book-Entry Notes, on the Depositary's records, to the Trustee. Conveyance of notices and other communications by the Depositary to participants, by participants to indirect participants and by participants and indirect participants to beneficial owners of the Book-Entry Notes will be governed by agreements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     If applicable, the Company will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), and any other securities laws or regulations in connection with any such repayment.

     The Company may at any time purchase Notes at any price or prices in the open market or otherwise. Notes so purchased by the Company may be held or resold or, at the discretion of the Company, may be surrendered to the Trustee for cancellation.

INTEREST

     General. Unless otherwise specified in the applicable Pricing Supplement, each Note will bear interest from its Original Issue Date, or from the last Interest Payment Date to which interest has been paid or duly provided for, at the rate per annum or, in the case of a Floating Rate Note, pursuant to the interest rate formula stated therein and in the applicable Pricing Supplement until the principal thereof is paid or made available for payment. Interest will be payable in arrears on each Interest Payment Date specified in the applicable Pricing Supplement on which an installment of interest is due and payable and at Maturity. Unless otherwise specified in an applicable Pricing Supplement, the first payment of interest on any Note originally issued between a Record Date and the related Interest Payment Date will be made on the Interest Payment Date immediately following the next succeeding Record Date to the registered Holder on such next succeeding Record Date. Unless otherwise specified in an applicable Pricing Supplement, a 'Record Date' shall be the fifteenth calendar day (whether or not a Business Day) immediately preceding the related Interest Payment Date.

     Fixed Rate Notes. Unless otherwise specified in the applicable Pricing Supplement, each Fixed Rate Note will bear interest from, and including, the Original Issue Date, or from the last Interest Payment Date to which interest has been paid or duly provided for, at the rate per annum stated on the face thereof until the principal amount thereof is paid or made available for payment. Interest payments on Fixed Rate Notes will equal the amount of interest accrued from and including the next preceding Interest Payment Date in respect of which interest has been paid (or from and including the Original Issue Date, if no interest has been paid with respect to such Fixed Rate Notes), to but excluding the related Interest Payment Date or Maturity, as the case may be. Unless otherwise specified in an

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applicable Pricing Supplement, interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months.

     Unless otherwise specified in the applicable Pricing Supplement, interest on Fixed Rate Notes will be payable semiannually in arrears on May 15 and November 15 of each year and at Maturity. If any Interest Payment Date or the Maturity of a Fixed Rate Note falls on a day that is not a Business Day, the related payment of principal, premium, if any, or interest will be made on the next succeeding Business Day as if made on the date such payment was due, and no interest will accrue on the amount so payable for the period from and after such Interest Payment Date or Maturity, as the case may be.

     Floating Rate Notes. Each Floating Rate Note will bear interest from its Original Issue Date to the first Interest Reset Date (as defined below) for such Note at the Initial Interest Rate set forth on the face thereof and in the applicable Pricing Supplement. Thereafter, the interest rate on such Note for each Interest Reset Period will be determined by reference to the Base Rate, plus or minus the Spread, if any, and/or multiplied by the Spread Multiplier, if any. The 'Spread' is the number of basis points (one basis point equals one one-hundredth of a percentage point) that may be specified in the applicable Pricing Supplement as being applicable to such Note, and the 'Spread Multiplier' is the percentage that may be specified in the applicable Pricing Supplement as being applicable to such Note. The applicable Pricing Supplement will designate the Base Rate applicable to a Floating Rate Note, which Base Rate may be one of the following: (i) LIBOR (a 'LIBOR Note'), (ii) the Commercial Paper Rate (a 'Commercial Paper Rate Note'), (iii) the Treasury Rate (a 'Treasury Rate Note'),
(iv) the Prime Rate (a 'Prime Rate Note'), (v) the Federal Funds Rate (a 'Federal Funds Rate Note'), (vi) the CD Rate (a 'CD Rate Note'), (vii) the CMT Rate (a 'CMT Rate Note') or (viii) such other Base Rate or formula as is set forth in such Pricing Supplement and in such Note. The 'Index Maturity' for any Floating Rate Note is the period of maturity of the instrument or obligation from which the Base Rate is calculated. 'H.15(519)' means the publication entitled 'Statistical Release H.15(519), `Selected Interest Rates,' ' or any successor publication, published by the Board of Governors of the Federal Reserve System. 'Composite Quotations' means the daily statistical release entitled 'Composite 3:30 p.m. Quotations for U.S. Government Securities' published by the Federal Reserve Bank of New York.

     As specified in the applicable Pricing Supplement, a Floating Rate Note may also have either or both of the following (in each case expressed as a rate per annum on a simple interest basis): (i) a maximum limitation, or ceiling, on the rate at which interest may accrue during any interest period ('Maximum Interest Rate') and (ii) a minimum limitation, or floor, on the rate at which interest may accrue during any interest period ('Minimum Interest Rate'). In addition to any Maximum Interest Rate that may be applicable to any Floating Rate Note, the interest rate on a Floating Rate Note will in no event be higher than the maximum rate permitted by applicable law, as the same may be modified by United States law of general application. The Notes will be governed by the law of the State of New York and, under such law as of the date of this Prospectus Supplement, the maximum rate of interest under provisions of the penal law, with certain exceptions, is 25% per annum on a simple interest basis. Such maximum rate of interest only applies to obligations that are less than $2,500,000.

     Unless otherwise specified in the applicable Pricing Supplement, Bankers Trust Company will be the calculation agent (the 'Calculation Agent') with respect to any issue of Floating Rate Notes. All determinations of interest by the Calculation Agent shall, in the absence of manifest error, be conclusive for all purposes and binding on the Holders of the Floating Rate Notes.

     The interest rate on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semiannually or annually (such period being the 'Interest Reset Period' for such Note, and the first day of each Interest Reset Period being an 'Interest Reset Date'), as specified in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, the Interest Reset Dates will be, in the case of Floating Rate Notes that reset daily, each Business Day; in the case of Floating Rate Notes (other than Treasury Rate Notes) that reset weekly, Wednesday of each week; in the case of Treasury Rate Notes that reset weekly, Tuesday of each week (except as provided below under 'Treasury Rate Notes'); in the case of Floating Rate Notes that reset monthly, the third Wednesday of each month; in the case of Floating Rate Notes that reset quarterly, the third Wednesday of March, June, September and December of each year; in the case of Floating Rate Notes that reset

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semiannually, the third Wednesday of each of two months of each year specified in the applicable Pricing Supplement; and, in the case of Floating Rate Notes that reset annually, the third Wednesday of one month of each year specified in the applicable Pricing Supplement. If an Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Reset Date shall be the next succeeding Business Day, except that, in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Reset Date shall be the immediately preceding Business Day.

     Unless otherwise specified in the applicable Pricing Supplement, interest payments on Floating Rate Notes (other than Floating Rate Notes that reset daily or weekly) will equal the amount of interest accrued from and including the next preceding Interest Payment Date in respect of which interest has been paid (or from and including the Original Issue Date, if no interest has been paid with respect to such Floating Rate Notes), to but excluding the related Interest Payment Date or Maturity, as the case may be. Unless otherwise specified in the applicable Pricing Supplement, in the case of Floating Rate Notes that reset daily or weekly, interest payable shall equal the accrued interest from and including the Original Issue Date or last date to which interest has been accrued and paid, as the case may be, to but excluding the Record Date immediately preceding the applicable Interest Payment Date, except that, at Maturity, interest payable will include interest accrued to but excluding the date of Maturity.

     With respect to a Floating Rate Note, accrued interest shall be calculated by multiplying the principal amount of such Note (or, in the case of an Indexed Note, unless otherwise specified in the applicable Pricing Supplement, the Face Amount (as defined below) of such Indexed Note) by an accrued interest factor. Such accrued interest factor will be computed by adding the interest factors calculated for each day in the period for which accrued interest is being calculated. Unless otherwise specified in the applicable Pricing Supplement, the interest factor (expressed as a decimal) for each such day is computed by dividing the interest rate in effect on such day by 360, in the case of LIBOR Notes, Commercial Paper Rate Notes, Prime Rate Notes, Federal Funds Rate Notes and CD Rate Notes, or by the actual number of days in the year, in the case of Treasury Rate Notes or CMT Notes. For purposes of making the foregoing calculation, the interest rate in effect on any Interest Reset Date will be the applicable rate as reset on such date.

     Unless otherwise specified in the applicable Pricing Supplement, all percentages resulting from any calculation of the rate of interest on a Floating Rate Note will be rounded, if necessary, to the nearest 1/100 of 1% (.000001), with five one-millionths of a percentage point rounded upward, and all currency amounts used in or resulting from such calculation on Floating Rate Notes will be rounded to the nearest one-hundredth of a unit (with .005 of a unit being rounded upward).

     Unless otherwise indicated in the applicable Pricing Supplement and except as provided below, interest will be payable, in the case of Floating Rate Notes that reset daily, weekly or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year, as specified in the applicable Pricing Supplement; in the case of Floating Rate Notes that reset quarterly, on the third Wednesday of March, June, September, and December of each year; in the case of Floating Rate Notes that reset semiannually, on the third Wednesday of each of two months of each year specified in the applicable Pricing Supplement; and, in the case of Floating Rate Notes that reset annually, on the third Wednesday of one month of each year specified in the applicable Pricing Supplement (each such day being an 'Interest Payment Date') and in each case at Maturity. If an Interest Payment Date (other than at Maturity) with respect to any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Payment Date shall be postponed to the next succeeding Business Day, except that, in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Payment Date shall be the immediately preceding Business Day. If the Maturity date of a Floating Rate Note falls on a day that is not a Business Day, the required payment of principal, premium, if any, and/or interest will be made on the next succeeding Business Day as if made on the date such payment was due, and no interest shall accrue on such payment for the period from and after the Maturity date to the date of such payment on the next succeeding Business Day.

     Upon the request of the Holder of any Floating Rate Note, the Calculation Agent for such Note will provide the interest rate then in effect and, if determined, the interest rate that will become

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effective on the next Interest Reset Date with respect to such Floating Rate
Note. Unless otherwise specified in the applicable Pricing Supplement, the 'Calculation Date,' if applicable, pertaining to any Interest Reset Date will be the earlier of (i) the tenth calendar day after such Interest Reset Date, or, if such day is not a Business Day, the next succeeding Business Day or (ii) the Business Day immediately preceding the applicable Interest Payment Date or the Maturity date, as the case may be.

     The principal amount payable at Stated Maturity, or any earlier redemption or repayment, of a Floating Rate Note may be linked to an Index (as defined below) in the case of a Floating Rate Note that is also an Indexed Note. In the case of such a Floating Rate Note, the rate of interest payable will be based on the Face Amount of such Floating Rate Note unless specified otherwise in the applicable Pricing Supplement. See 'Indexed Notes' below.

     CD Rate Notes. Each CD Rate Note will bear interest for each Interest Reset Period at the interest rate calculated with reference to the CD Rate and the Spread and/or Spread Multiplier, if any, specified in such CD Rate Note and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, the 'CD Rate' for each Interest Reset Period shall be the rate as of the second Business Day prior to the Interest Reset Date for such Interest Reset Period (a 'CD Rate Determination Date') for negotiable certificates of deposit having the Index Maturity designated in the applicable Pricing Supplement as published in H.15(519) under the heading 'CDs (Secondary Market).' In the event that such rate is not published prior to 3:00 p.m., New York City time, on the Calculation Date pertaining to such CD Rate Determination Date, then the 'CD Rate' for such Interest Reset Period will be the rate on such CD Rate Determination Date for negotiable certificates of deposit of the Index Maturity designated in the applicable Pricing Supplement as published in Composite Quotations under the heading 'Certificates of Deposit.' If by 3:00 p.m., New York City time, on such Calculation Date such rate is not yet published in either H.15(519) or Composite Quotations, then the 'CD Rate' for such Interest Reset Period will be calculated by the Calculation Agent for such CD Rate Note and will be the arithmetic mean of the secondary market offered rates as of 10:00 a.m., New York City time, on such CD Rate Determination Date of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in The City of New York selected by the Calculation Agent for such CD Rate Note for negotiable certificates of deposit of major United States money center banks (in the market for negotiable certificates of deposit) with a remaining maturity closest to the Index Maturity designated in the Pricing Supplement in a denomination of $5,000,000; provided, however, that if the dealers selected as aforesaid by such Calculation Agent are not quoting offered rates as mentioned in this sentence, the 'CD Rate' for such Interest Reset Period will be the same as the CD Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the Initial Interest Rate).

     CMT Rate Notes. Each CMT Rate Note will bear interest for each Interest Reset Period at the interest rate calculated with reference to the CMT Rate and the Spread and/or Spread Multiplier, if any, specified in the applicable CMT Rate Note and Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, the 'CMT Rate' for each Interest Reset Period shall be the rate as of the second Business Day prior to the Interest Reset Date for such Interest Reset Period (a 'CMT Interest Determination Date') displayed on the Designated CMT Telerate Page (as defined below) under the caption 'Treasury Constant Maturities . . . Federal Reserve Board Release H.15 . . . Mondays Approximately 3:45 PM.,' under the column for the Designated CMT Maturity Index (as defined below) for (i) if the Designated CMT Telerate Page is 7055, the rate on such CMT Interest Determination Date and (ii) if the Designated CMT Telerate Page is 7052, the week or the month, as applicable, ended immediately preceding the week in which the related CMT Interest Determination Date occurs. If such rate is no longer displayed on the relevant page, or if not displayed by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such CMT Interest Determination Date will be such Treasury Constant Maturity rate for the Designated CMT Maturity Index as published in the relevant H.15(519). If such rate is no longer published, or if not published by 3:00 PM., New York City time, on the related Calculation Date, then the CMT Rate for such CMT Interest Determination Date will be such Treasury Constant Maturity rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) as may then be published by either the Federal Reserve Board or the United States

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
Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15(519). If such information is not available by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such CMT Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 PM. (New York City time) on the CMT Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a 'Reference Dealer') in The City of New York selected by the Calculation Agent (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States ('Treasury Notes') with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year. If the Calculation Agent cannot obtain three such Treasury Note quotations, the CMT Rate for such CMT Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 P.M. (New York City time) on the CMT Interest Determination Date of three Reference Dealers in The City of New York (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest), for Treasury Notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100 million. If three or four (and not five) of such Reference Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of all the offer prices so obtained and neither the highest nor lowest of such quotes will be eliminated; provided, however, that if fewer than three Reference Dealers selected by the Calculation Agent are quoting as described herein, the CMT Rate for such CMT Interest Determination Date will be the CMT Rate determined on the immediately preceding CMT Interest Determination Date or, in the case of the first CMT Interest Determination Date, the Initial Interest Rate specified in the applicable CMT Rate Note and Pricing Supplement. If two Treasury Notes with an original maturity as described in the third preceding sentence have remaining terms to maturity equally close to the Designated CMT Maturity Index, the quotes for the Treasury Note with the shorter remaining term to maturity will be used.

     'Designated CMT Telerate Page' means the display on the Dow Jones Telerate Service on the page designated in the applicable Pricing Supplement and CMT Rate Note (or any other page that may replace such page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519), for the purpose of displaying Treasury Constant Maturities as reported in H.15(519)). If no such page is specified in the applicable Pricing Supplement and CMT Rate Note, the Designated CMT Telerate Page shall be 7052, for the most recent week.

     'Designated CMT Maturity Index' means the original period to maturity of the Treasury Notes (either 1, 2, 3, 5, 7, 10, 20 or 30 years) specified in the applicable Pricing Supplement and CMT Rate Note with respect to which the CMT Rate will be calculated. If no such maturity is specified in the applicable Pricing Supplement and CMT Rate Note, the Designated CMT Maturity Index shall be 2 years.

     Commercial Paper Rate Notes. Each Commercial Paper Rate Note will bear interest for each Interest Reset Period at the interest rate calculated with reference to the Commercial Paper Rate and the Spread and/or Spread Multiplier, if any, specified in such Commercial Paper Rate Note and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, the 'Commercial Paper Rate' for each Interest Reset Period will be determined by the Calculation Agent for such Commercial Paper Rate Note as of the second Business Day prior to the Interest Reset Date for such Interest Reset Period (a 'Commercial Paper Rate Determination Date') and shall be the Money Market Yield (as defined below) on such Commercial Paper Rate Determination Date of the rate for commercial paper having

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
the Index Maturity specified in the applicable Pricing Supplement, as such rate shall be published in H.15(519) under the heading 'Commercial Paper' or, if unavailable, under such other heading representing commercial paper issued by non-financial entities whose bond rating is 'AA' or the equivalent from a nationally recognized statistical rating agency. In the event that such rate is not published prior to 3:00 p.m., New York City time, on the Calculation Date pertaining to such Commercial Paper Rate Determination Date, then the 'Commercial Paper Rate' for such Interest Reset Period shall be the Money Market Yield on such Commercial Paper Rate Determination Date of the rate for commercial paper of the specified Index Maturity as published in Composite Quotations under the heading 'Commercial Paper.' If by 3:00 p.m., New York City time, on such Calculation Date such rate is not yet published in either H.15(519) or Composite Quotations, then the 'Commercial Paper Rate' for such Interest Reset Period shall be the Money Market Yield of the arithmetic mean of the offered rates, as of 11:00 a.m., New York City time, on such Commercial Paper Rate Determination Date of three leading dealers of commercial paper in The City of New York selected by the Calculation Agent for such Commercial Paper Rate Note for commercial paper of the specified Index Maturity placed for an industrial issuer whose bonds are rated 'AA' or the equivalent by a nationally recognized rating agency; provided, however, that if the dealers selected as aforesaid by such Calculation Agent are not quoting offered rates as mentioned in this sentence, the 'Commercial Paper Rate' for such Interest Reset Period will be the same as the Commercial Paper Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the Initial Interest Rate).

     'Money Market Yield' shall be a yield calculated in accordance with the following formula:

                                  D x 360
Money Market Yield =    ---------------------------- x 100
                               360  - (D x M)

where 'D' refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and 'M' refers to the actual number of days in the period for which accrued interest is being calculated.

     Federal Funds Rate Notes. Each Federal Funds Rate Note will bear interest for each Interest Reset Period at the interest rate calculated with reference to the Federal Funds Rate and the Spread and/or Spread Multiplier, if any, specified in such Federal Funds Rate Note and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, the 'Federal Funds Rate' for each Interest Reset Period shall be the effective rate on the second Business Day prior to the Interest Reset Date for such Interest Reset Period (a 'Federal Funds Rate Determination Date') for federal funds as published in H.15(519) under the heading 'Federal Funds (Effective).' In the event that such rate is not published prior to 3:00 p.m., New York City time, on the Calculation Date pertaining to such Federal Funds Rate Determination Date, the 'Federal Funds Rate' for such Interest Reset Period shall be the rate on such Federal Funds Rate Determination Date as published in Composite Quotations under the heading 'Federal Funds/Effective Rate.' If by 3:00 p.m., New York City time, on such Calculation Date such rate is not yet published in either H.15(519) or Composite Quotations, then the 'Federal Funds Rate' for such Interest Reset Period will be calculated by the Calculation Agent and will be the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of federal funds transactions in The City of New York (which may include the Agents) selected by the Calculation Agent prior to 9:00 a.m., New York City time, on such Federal Funds Rate Determination Date; provided, however, that if the brokers so selected by the Calculation Agent are not quoting as mentioned in this sentence, the 'Federal Funds Rate' for such interest Reset period will be the same as the Federal Funds Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the Initial Interest Rate).

     LIBOR Notes. Each LIBOR Note will bear interest for each Interest Reset Period at the interest rate calculated with reference to LIBOR and the Spread and/or Spread Multiplier, if any, specified in such LIBOR Note and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, 'LIBOR' for each Interest Reset Period will be determined by the Calculation Agent in accordance with the following provisions:

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          (i) With respect to a LIBOR Interest Determination Date (as defined below) relating to a LIBOR Note, either, as specified in the applicable Pricing Supplement: (a) the arithmetic mean of the offered rates for deposits in U.S. dollars for the period of the Index Maturity specified in the applicable Pricing Supplement commencing on the second London Banking Day immediately following such LIBOR Interest Determination Date, which appears on the Reuters Screen LIBO Page as of 11:00 a.m., London time, on the LIBOR Interest Determination Date ('LIBOR Reuters'), or (b) the rate for deposits in U.S. dollars having the Index Maturity designated in the applicable Pricing Supplement, commencing on the second London Banking Day immediately following that LIBOR Interest Determination Date, that appears on the Telerate Page 3750 as of 11:00 a.m., London time, on that LIBOR Interest Determination Date ('LIBOR Telerate'). Unless otherwise indicated in the applicable Pricing Supplement, 'Reuters Screen LIBO Page' means the display designated as Page 'LIBO' on the Reuters Monitor Money Rate Service (or such other page as may replace the LIBO page on that service for the purpose of displaying London interbank offered rates of major banks). 'Telerate Page 3750' means the display designated as page '3750' on the Telerate Service (or such other page as may replace the 3750 page on that service or such other service or services as may be nominated by the British Bankers' Association (the 'Association') for the purpose of displaying London interbank offered rates for U.S. dollar deposits). If neither LIBOR Reuters nor LIBOR Telerate is specified in the applicable Pricing Supplement, LIBOR will be determined as if LIBOR Telerate has been specified. In the case where (a) above applies, if fewer than two offered rates appear on the Reuters Screen LIBO Page, or, in the case where (b) above applies if no rate appears on the Telerate Page 3750, as applicable, LIBOR in respect of that LIBOR Interest Determination Date will be determined as if the parties had specified the rate described in (ii) below.

          (ii) With respect to a LIBOR Interest Determination Date on which this provision applies, LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars having the Index Maturity designated in the applicable Pricing Supplement are offered at approximately 11:00 a.m., London time, on such LIBOR Interest Determination Date by four major banks ('Reference Banks') in the London interbank market selected by the Calculation Agent (after consultation with the Association) to prime banks in the London interbank market commencing on the second London Banking Day immediately following such LIBOR Interest Determination Date and in a principal amount of not less than U.S. $1,000,000 that is representative for a single transaction in such market at such time. The Calculation Agent will request the principal London office of each of the Reference Banks to provide a quotation of its rate. If at least two such quotations are provided, LIBOR for such LIBOR Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR for such LIBOR Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York City time, on such LIBOR Interest Determination Date by three major banks (which may include the Agents) in The City of New York selected by the Calculation Agent (after consultation with the Association) for loans in U.S. dollars to leading European banks having the specified Index Maturity designated in the applicable Pricing Supplement commencing on the second London Banking Day immediately following such LIBOR Interest Determination Date and in a principal amount equal to an amount of not less that U.S. $1,000,000 that is representative for a single transaction in such market at such time; provided, however, that if fewer than three banks selected as aforesaid by the Calculation Agent are quoting as mentioned in this sentence, 'LIBOR' for such Interest Reset Period will be the same as LIBOR for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the Initial Interest Rate).

     Unless otherwise indicated in the applicable Pricing Supplement, the 'LIBOR Interest Determination Date' pertaining to an Interest Reset Date for a LIBOR Note will be the second London Banking Day preceding such Interest Reset Date.

     Prime Rate Notes. Prime Rate Notes will bear interest for each Interest Reset Period at the interest rate calculated with reference to the Prime Rate and the Spread and/or Spread Multiplier, if any, specified in such Prime Rate Note and in the applicable Pricing Supplement.

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     Unless otherwise specified in the applicable Pricing Supplement, the 'Prime
Rate' for each Interest Reset Period will be the rate on the Prime Rate Interest Determination Date (as defined below) as such rate is published in H.15(519) under the heading 'Bank Prime Loan.' If such rate is not published prior to 3:00 p.m., New York City time, on the related Calculation Date, then the Prime Rate shall be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen USPRIME1 (as defined below) as such bank's prime rate or base lending rate as in effect for such Prime Rate Interest Determination Date. If fewer than four such rates but more than one such rate appear on the Reuters Screen USPRIME1 for such Prime Rate Interest Determination Date, the Prime Rate shall be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by 360 as of the close of business on such Prime Rate Interest Determination Date by four major money center banks in The City of New York selected by the Calculation Agent. If fewer than two such rates appear on the Reuters Screen USPRIME1, the Prime Rate will be determined by the Calculation Agent on the basis of the rates furnished in The City of New York by three substitute banks or trust companies organized and doing business under the laws of the United States, or any state thereof, in each case having total equity capital of at least $500 million and being subject to supervision or examination by Federal or State authority, selected by the Calculation Agent to provide such rate or rates; provided, however, that if the banks or trust companies selected as aforesaid are not quoting as mentioned in this sentence, the 'Prime Rate' for such Interest Reset Period will be the same as the Prime Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the Initial Interest Rate).

     'Reuters Screen USPRIME1' means the display designated as page 'USPRIME1' on the Reuters Monitor Money Rates Service (or such other page as may replace the USPRIME1 page on that service for the purpose of displaying prime rates or base lending rates of major United States banks). Unless otherwise indicated in the applicable Pricing Supplement, the Prime Rate Interest Determination Date pertaining to an Interest Reset Date will be the second Business Day preceding such Interest Reset Date.

     Treasury Rate Notes. Each Treasury Rate Note will bear interest for each Interest Reset Period at the interest rate calculated with reference to the Treasury Rate and the Spread and/or Spread Multiplier, if any, specified in such Treasury Rate Note and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, the 'Treasury Rate' for each Interest Reset Period will be the rate for the auction held on the Treasury Rate Determination Date (as defined below) for such Interest Reset Period of direct obligations of the United States ('Treasury bills') having the Index Maturity specified in the applicable Pricing Supplement, as such rate shall be published in H.15(519) under the heading 'U.S. Government Securities -- Treasury bills -- auction average (investment)' or, in the event that such rate is not published prior to 3:00 p.m., New York City time, on the Calculation Date pertaining to such Treasury Rate Determination Date, the auction average rate (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) on such Treasury Rate Determination Date as otherwise announced by the United States Department of the Treasury. In the event that the results of the auction of Treasury bills having the specified Index Maturity are not published or reported as provided above by 3:00 p.m., New York City time, on such Calculation Date, or if no such auction is held on such Treasury Rate Determination Date, then the 'Treasury Rate' for such Interest Reset Period shall be calculated by the Calculation Agent for such Treasury Rate Note and shall be a yield to maturity (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on such Treasury Rate Determination Date, of three leading primary United States government securities dealers selected by such Calculation Agent for the issue of Treasury bills with a remaining maturity closest to the specified Index Maturity; provided, however, that if the dealers selected as aforesaid by such Calculation Agent are not quoting bid rates as mentioned in this sentence, then the 'Treasury Rate' for such Interest Reset Period will be the same as the Treasury Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the Initial Interest Rate).

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     The 'Treasury Rate Determination Date' for each Interest Reset Period will be the day of the week in which the Interest Reset Date for such Interest Reset Period falls on which Treasury bills would normally be auctioned. Treasury bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that such auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is so held on the preceding Friday, such Friday will be the Treasury Rate Determination Date pertaining to the Interest Reset Period commencing in the next succeeding week. If an auction date shall fall on any day that would otherwise be an Interest Reset Date for a Treasury Rate Note, then such Interest Reset Date shall instead be postponed to the Business Day immediately following such auction date.

OTHER PROVISIONS; ADDENDA

     Any provisions with respect to Notes, including the determination of a Base Rate, the specification of a Base Rate, calculation of the interest rate applicable to a Floating Rate Note, its Interest Payment Dates or any other matter relating thereto may be modified by the terms as specified under 'Other Provisions' on the face thereof or in an Addendum relating thereto, if so specified on the face thereof and in the applicable Pricing Supplement.

AMORTIZING NOTES

     The Company may from time to time offer Notes on which a portion or all of the principal amount is payable prior to Stated Maturity in accordance with a schedule, by application of a formula, or by reference to an Index ('Amortizing Notes'). Further information concerning additional terms and conditions of any Amortizing Notes, including terms for repayment of principal thereof, will be provided in the applicable Pricing Supplement.

ORIGINAL ISSUE DISCOUNT NOTES

     Notes may be issued at a price less than their redemption price at Stated Maturity, resulting in such Notes being treated as if they were issued with original issue discount for Federal income tax purposes ('Original Issue Discount Notes'). Such Original Issue Discount Notes may currently pay no interest or may pay interest at a rate that at the time of issuance is below market rates. See 'United States Taxation.' Certain additional considerations relating to any Original Issue Discount Notes may be described in the Pricing Supplement relating thereto.

INDEXED NOTES

     The Company may from time to time offer Notes ('Indexed Notes') on which certain or all interest payments, or the principal amount payable at Stated Maturity or earlier redemption or repayment, is determined by reference to the amount designated in the applicable Pricing Supplement as the 'Face Amount' of such Indexed Notes and by reference to the price or prices of specified commodities or stocks, the exchange rate of one or more specified currencies (including a composite currency such as the ECU) relative to an indexed currency or by such other objective price, economic or other measures as are described in the applicable Pricing Supplement (the 'Index'). Holders of such Notes may receive a principal amount at Maturity that is greater than or less than the Face Amount of the Notes depending upon the relative value at Maturity of the specified indexed item. Information as to the method for determining the principal amount payable at Maturity, certain historical information with respect to the specified indexed item and tax considerations associated with investment in Indexed Notes will be set forth in the applicable Pricing Supplement.

     An investment in Notes indexed, as to principal or interest or both, to one or more values of currencies (including exchange rates between currencies), commodities or interest rate indices entails significant risks that are not associated with similar investments in a conventional fixed-rate debt security. If the interest rate of such a Note is so indexed, it may result in an interest rate that is less than that payable on a conventional fixed-rate debt security issued at the same time, including the possibility that no interest will be paid, and, if the principal amount of such a Note is so indexed, the principal amount payable at Maturity may be less than the original purchase price of such
Note if allowed

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pursuant to the terms of such Note, including the possibility that no principal will be paid. The secondary market for such Notes will be affected by a number of factors, independent of the creditworthiness of the Company and the value of the applicable Index, including the volatility of the applicable Index, the time remaining to the maturity of such Notes, the amount outstanding of such Notes and market interest rates. The value of the applicable Index depends on a number of interrelated factors, including economic, financial and political events, over which the Company has no control. Additionally, if the formula used to determine the principal amount or interest payable with respect to such Notes contains a multiple or leverage factor, the effect of any change in the applicable Index may be increased. The historical experience of the relevant currencies, commodities or interest rate indices should not be taken as an indication of future performance of such currencies, commodities or interest rate indices during the term of any Note. Accordingly, prospective investors should consult their own financial and legal advisors as to the risks entailed by an investment in such Notes and the suitability of an investment in such Notes in light of their particular circumstances.

BOOK-ENTRY NOTES

     Upon issuance, all Book-Entry Notes of the same series and bearing interest (if any) at the same rate or pursuant to the same formula and having the same date of issuance, redemption provisions (if any), repayment provisions (if any), Stated Maturity and other terms will be represented by a single global security (each, a 'Global Security'). Each Global Security representing Book-Entry Notes will be deposited with, or on behalf of, the Depositary and will be registered in the name of the Depositary or a nominee of the Depositary.

     Upon the issuance of a Global Security, the Depositary will credit accounts held with it with the respective principal or face amounts of the Book-Entry Notes represented by such Global Security. The accounts to be credited shall be designated initially by the Agent through which the Notes were sold or, to the extent that such Notes are offered and sold directly, by the Company. Ownership of beneficial interests by participants in a Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depositary for such Global Security. Ownership of beneficial interest in such Global Security by persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant.

     Payment of principal of, premium (if any) and interest (if any) on Book-Entry Notes represented by any such Global Security will be made to the Depositary or its nominee, as the case may be, as the sole registered holder of the Book-Entry Notes represented thereby for all purposes under the Indenture. None of the Company, the Trustee, the Paying Agent or any agent of the Company or the Trustee will have any responsibility or liability for any aspect of the Depositary's records relating to or payments made on account of beneficial ownership interests in a Global Security representing any Book-Entry Notes or any other aspect of the relationship between the Depositary and its participants or the relationship between such participants and the owner of beneficial interests in a Global Security owning through such participants or for maintaining, supervising or reviewing any of the Depositary's records relating to such beneficial ownership interests.

     The Company has been advised by the Depositary that upon receipt of any payment of principal of, premium (if any) or interest (if any) on any such Global Security, the Depositary will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of the Depositary. Payments by participants to owners of beneficial interests in a Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held by such participants for customer accounts registered in 'street name,' and will be the sole responsibility of such participants.

     No Global Security may be transferred except as a whole by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor of the Depositary of such successor.

     Unless otherwise specified in the applicable Pricing Supplement, a Global Security representing Book-Entry Notes is exchangeable for Definitive Notes of the same series and bearing interest (if any) at the same rate or pursuant to the same formula, having the same date of issuance, redemption provisions (if any), repayment provisions (if any), Stated Maturity and other terms and of differing authorized denominations aggregating a like amount, only if (x) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for such Global Security or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act, (y) the Company in its sole discretion determines that such Global Security shall be exchangeable for Definitive Notes or (z) there shall have occurred and be continuing an Event of Default with respect to the Notes. Such Definitive Notes shall be registered in the names of the owners of the beneficial interest in such Global Security as provided by the Depositary's relevant participants (as identified by the Depositary).

     Except as provided above, owners of beneficial interest in a Global Security will not be entitled to receive physical delivery of Notes in certificated form and will not be considered the registered holders thereof for any purpose under the Indenture, and no Global Security representing Book-Entry Notes shall be exchangeable or transferable. Accordingly, each person owning a beneficial interest in such a Global Security must rely on the procedures of the Depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a registered holder under the Indenture. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and such laws may impair the ability of such beneficial owners to transfer beneficial interest in a Global Security.

     The Depositary, as the registered holder of each Global Security, may appoint agents and otherwise authorized participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action that a registered holder is entitled to give or take under the Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of registered holders or that an owner of a beneficial interest in such a Global Security desires to give or take any action that a registered holder is entitled to give or take under the Indenture, the Depositary would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     The Depositary has advised the Company that the Depositary is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a 'clearing corporation' within the meaning of the New York Uniform Commercial Code and a 'clearing agency' registered under the Exchange Act. The Depositary was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers (including the Agents), banks (including the Trustee), trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

        SPECIAL PROVISIONS AND RISKS RELATING TO FOREIGN CURRENCY NOTES

GENERAL

     Unless otherwise specified in the applicable Pricing Supplement, Notes denominated in other than United States dollars or ECUs will not be sold in, or to residents of, the country issuing the Specified Currency in which particular Notes are denominated. The information set forth in this Prospectus Supplement is directed to prospective purchasers who are United States residents, and the Company disclaims any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase, holding or receipt of payments of principal of and any premium or interest on the Notes. Such persons should consult their own financial and legal advisors with regard to such matters.

     THIS PROSPECTUS SUPPLEMENT DOES NOT DESCRIBE ALL RISKS OF AN INVESTMENT IN FOREIGN CURRENCY NOTES THAT RESULT FROM SUCH NOTES BEING DENOMINATED OR PAYABLE IN A FOREIGN OR COMPOSITE CURRENCY, EITHER AS SUCH RISKS EXIST AT THE DATE OF THIS PROSPECTUS SUPPLEMENT OR AS SUCH RISKS MAY CHANGE FROM TIME TO TIME. PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR OWN FINANCIAL AND LEGAL ADVISORS AS TO THE RISKS ENTAILED BY AN INVESTMENT IN FOREIGN CURRENCY NOTES. FOREIGN CURRENCY NOTES ARE NOT AN APPROPRIATE INVESTMENT FOR INVESTORS WHO ARE UNSOPHISTICATED WITH RESPECT TO FOREIGN CURRENCY TRANSACTIONS.

     The discussion set forth below does not purport to be complete and prospective purchasers of Foreign Currency Notes should consult their own financial and legal advisors with respect to any matters that may affect the purchase or holding of a Foreign Currency Note or the receipt of payments of principal of and any premium or interest on a Foreign Currency Note in a Specified Currency.

EXCHANGE RATES AND EXCHANGE CONTROLS

     An investment in Foreign Currency Notes entails significant risks that are not associated with a similar investment in a security denominated in United States dollars. Such risks include, without limitation, the possibility of significant changes in the rates of exchange between the United States dollar and the Specified Currency and the possibility of the imposition or modification of foreign exchange controls by either the United States or foreign governments. Such risks generally depend on events over which the Company has no control, such as economic and political events and the supply and demand for the relevant currencies. In recent years, rates of exchange between the United States dollar and certain foreign currencies have been highly volatile and such volatility may be expected in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in the rate that may occur during the term of any Foreign Currency Notes. Depreciation of the Specified Currency applicable to a Foreign Currency Note against the United States dollar would result in a decrease in the United States dollar-equivalent yield of such Note, in the United States dollar-equivalent value of the principal payable at Maturity of such Note, and, generally, in the United States dollar-equivalent market value of such Note.

     Governments have imposed from time to time exchange controls and may in the future impose or revise exchange controls at or prior to a Foreign Currency Note's Maturity which could affect exchange rates as well as the availability of the Specified Currency at a Foreign Currency Note's Maturity. At present, the Company has identified the following currencies in which payments of principal and any premium and/or interest on Notes may be made: English pounds sterling, French francs, German deutsche marks, U.S. dollars and ECU. However, the Company may determine at any time to issue Notes with Specified Currencies other than those listed. There can be no assurance that exchange controls will not restrict or prohibit payments of principal and any premium and/or interest in any Specified Currency. Even if there are no exchange controls, it is possible that the Specified Currency for any particular Foreign Currency Note would not be available at such Note's Maturity due to other circumstances beyond the control of the Company. In that event, the Company will make payments of principal and any premium and/or interest in United States dollars in the manner set forth under '--Payment Currency' below.

JUDGMENTS

     The Notes will be governed by and construed in accordance with the laws of the State of New York. If an action based on Foreign Currency Notes were commenced in a court of the United States, it is likely that such court would grant judgment relating to such Notes only in United States dollars. It is not clear, however, whether, in granting such judgment, the rate of conversion into United States dollars would be determined with reference to the date of default, the date judgment is rendered or some other date. Under current New York law, a state court in the State of New York rendering a judgment on a Foreign Currency Note would be required to render such judgment in the Specified Currency in which such Foreign Currency Note is denominated, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment. Holders of Foreign Currency Notes would bear the risk of exchange rate fluctuations between the time the amount of the judgment is calculated and the time the Paying Agent converts United States dollars to the Specified Currency for payment of the judgment.

PAYMENT OF PRINCIPAL AND ANY PREMIUM AND/OR INTEREST

     The Company is obligated to make payments of principal of and any premium and/or interest on Foreign Currency Notes in the applicable Specified Currency (or, if such Specified Currency is not at the time of such payment legal tender for the payment of public and private debts, in such other coin or currency of the country which issued such Specified Currency as at the time of such payment is legal tender for the payment of such debts). Any such amounts paid by the Company will, unless otherwise specified in the applicable Pricing Supplement, be converted by the Exchange Rate Agent named in the applicable Pricing Supplement into United States dollars for payment to Holders. However, unless otherwise specified in the applicable Pricing Supplement, the Holder of a Foreign Currency Note may elect to receive such payments in the applicable Specified Currency as hereinafter described.

     Any United States dollar amount to be received by a Holder of a Foreign Currency Note will be based on the highest bid quotation in the City of New York received by the Exchange Rate Agent at approximately 11:00 a.m., New York City time, on the second Business Day preceding the applicable payment date from three recognized foreign exchange dealers (one of whom may be the Exchange Rate Agent) selected by the Exchange Rate Agent and approved by the Company for the purchase by the quoting dealer of the Specified Currency for United States dollars for settlement on such payment date in the aggregate amount of the Specified Currency payable to all Holders of Foreign Currency Notes scheduled to receive United States dollar payments and at which the applicable dealer commits to execute a contract. All currency exchange costs will be borne by the Holder of such Foreign Currency Note by deductions from such payments. If three such bid quotations are not available, payments will be made in the Specified Currency.

     Unless otherwise specified in the applicable Pricing Supplement, a Holder of a Foreign Currency Note may elect to receive payment of the principal of and any premium and/or interest on such Note in the Specified Currency by submitting a written request for such payment to the Trustee at its corporate trust office in the City of New York on or prior to the applicable Record Date or at least fifteen calendar days prior to the Maturity date, as the case may be. Such written request may be mailed or hand delivered or sent by cable, telex or other form of facsimile transmission. A Holder of a Foreign Currency Note may elect to receive payment in the applicable Specified Currency for all such principal and any premium and/or interest payments and need not file a separate election for each payment. Such election will remain in effect until revoked by written notice to the Trustee, but written notice of any such revocation must be received by the Trustee on or prior to the applicable Record Date or at least fifteen calendar days prior to the Maturity Date, as the case may be. Holders of Foreign Currency Notes whose Notes are to be held in the name of a broker or nominee should contact such broker or nominee to determine whether and how an election to receive payments in the applicable Specified Currency may be made.

     Payments of the principal of and any premium and/or interest on Foreign Currency Notes that are to be made in U.S. dollars will be made in the manner specified herein with respect to Notes denominated in United States dollars. See 'Description of Medium-Term Notes, Series F -- General.' Payments of interest on Foreign Currency Notes which are to be made in the applicable Specified

Currency on an Interest Payment Date (other than the Maturity date) will be made by check mailed at the address of the Persons entitled thereto as they appear in the Security Register. Payments of principal of and any premium and/or interest on Foreign Currency Notes that are to be made in the applicable Specified Currency on the Maturity date will be made by wire transfer of immediately available funds to an account with a bank designated at least fifteen calendar days prior to the Maturity date by the applicable Holder, provided that such bank has appropriate facilities therefor and that the applicable Note is presented at the principal corporate trust office of the Trustee in time for the Trustee to make such payments in such funds in accordance with its normal procedures.

     Unless otherwise specified in the applicable Pricing Supplement, a beneficial owner of a Global Security or securities representing Book-Entry Notes denominated in a Specified Currency other than United States dollars that elects to receive payments of principal and any premium and/or interest in such Specified Currency must notify the participant through which its interest is held on or prior to the applicable Record Date or at least 15 calendar days prior to the Maturity date, as the case may be, of such beneficial owner's election to receive all or a portion of such payment in such Specified Currency. Such participant must notify the Depositary of such election on or prior to the third Business Day after such Record Date or at least 12 calendar days prior to the Maturity date, as the case may be, and the Depositary will notify the Trustee of such election on or prior to the fifth Business Day after such Record Date or at least 10 calendar days prior to the Maturity date, as the case may be. If complete instructions are received by the participant and forwarded by the participant to the Depositary, and by the Depositary to the Trustee, on or prior to such dates, then the beneficial owner will receive payments in such Specified Currency.

PAYMENT CURRENCY

     If a Specified Currency is not available for the payment of principal or any premium or interest with respect to a Foreign Currency Note due to the imposition of exchange controls or other circumstances beyond the control of the Company, the Company will be entitled to satisfy its obligations to Holders of Foreign Currency Notes by making such payment in United States dollars on the basis of the Market Exchange Rate (as defined below) on the second Business Day prior to such payment, or if such Market Exchange Rate is not then available, on the basis of the most recently available Market Exchange Rate or as otherwise indicated in the applicable Pricing Supplement. Any payment made under such circumstances in United States dollars where the required payment is in other than United States dollars will not constitute an Event of Default under the Indenture.

     If payment in respect of a Note is required to be made in a composite currency (e.g., ECU), and such composite currency is unavailable due to the imposition of exchange controls or other circumstances beyond the Company's control, then the Company shall make any payments in respect of such Note in United States dollars until such composite currency is again available. The amount of each payment in United States dollars shall be computed on the basis of the Market Exchange Rate on the second Business Day prior to such payment, or if such Market Exchange Rate is not then available, on the basis of the equivalent of the composite currency in United States dollars, which shall be determined by the Company or its agent on the following basis. The component currencies of the composite currency for this purpose (the 'Component Currencies' or, individually, a 'Component Currency') shall be the currency amounts that were components of the composite currency as of the last day on which the composite currency was used. The equivalent of the composite currency in United States dollars shall be calculated by aggregating the United States dollar equivalents of the Component Currencies. The United States dollar equivalent of each of the Component Currencies shall be determined by the Company or such agent on the basis of the most recently available Market Exchange Rate for each such Component Currency, or as otherwise indicated in the applicable Pricing Supplement.

     If the official unit of any Component Currency is altered by way of combination or subdivision, the number of units of the currency as a Component Currency shall be divided or multiplied in the same proportion. If two or more Component Currencies are consolidated into a single currency, the amounts of those currencies as Component Currencies shall be replaced by an amount in such single currency equal to the sum of the amounts of the consolidated Component Currencies expressed in such single currency. If any Component Currency is divided into two or more currencies, the amount of the original Component Currency shall be replaced by the amounts of such two or more currencies, the sum of which shall be equal to the amount of the original Component Currency.

     'Market Exchange Rate' means (A) with respect to a Specified Currency that is the currency of a country other than the United States, the noon U.S. dollar buying rate in the City of New York for cable transfers for such Specified Currency on the applicable date as determined by the Federal Reserve Bank of New York, (B) with respect to a Specified Currency that is the ECU, the exchange rate between the ECU and the U.S. dollar reported for the applicable date by the Council of the European Communities (the reports of which currently are based on the rates in effect at 2:30 p.m., Brussels time, on the exchange markets of the Component Currencies of the ECU) and (C) with respect to a Specified Currency that is a composite currency other than the ECU, the exchange rate specified in the applicable Pricing Supplement for the applicable date.

     All determinations referred to above made by the Company or its agent (including the Exchange Rate Agent) shall be at its sole discretion and shall, in the absence of manifest error, be conclusive for all purposes and binding on the Holders of the Notes.

                             UNITED STATES TAXATION

     The following summary describes the principal United States federal income tax consequences of ownership and disposition of the Notes to initial Holders purchasing Notes at the 'issue price' (as defined below). This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the 'Code'), administrative pronouncements, judicial decisions and existing and proposed Treasury Regulations. This summary discusses only Notes held as capital assets within the meaning of Section 1221 of the Code. It does not discuss all of the tax consequences that may be relevant to a Holder in light of his particular circumstances or to holders subject to special rules, such as certain financial institutions, insurance companies, dealers in securities or foreign currencies, persons holding Notes as a hedge against, or which are hedged against, currency risks, or United States Holders whose functional currency (as defined in Code Section 985) is not the U.S. dollar. Persons considering the purchase of Notes should consult their tax advisors with regard to the application of the United States federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

     As used herein, the term 'United States Holder' means an owner of a Note that (a) is (i) for United States federal income tax purposes a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust if (A) a U.S. court may exercise primary supervision over its administration, and (B) one or more United States persons have authority to control all substantial decisions of the trust or (b) is not a Holder described in (a) above but whose income from a Note is effectively connected with such Holder's conduct of a United States trade or business. The term also includes certain former citizens of the United States whose income and gain on the Notes will be taxable.

     As used herein, the term 'United States Alien Holder' means an owner of a Note that is for United States federal income tax purposes (i) a nonresident alien individual, (ii) a foreign corporation, (iii) a nonresident alien fiduciary of a foreign estate or trust or (iv) a foreign partnership.

TAX CONSEQUENCES TO UNITED STATES HOLDERS

     Payments of Interest. Interest paid on a Note, including payments of qualified stated interest (as defined below), will generally be taxable to a United States Holder as ordinary interest income at the time it accrues or is received in accordance with the United States Holder's method of accounting for federal income tax purposes. All payments of interest on a Note that matures one year or less from its date of issuance will be included in the stated redemption price at maturity of the Notes and will be taxed in the manner described below under 'Original Issue Discount Notes.' Special rules governing the treatment of interest paid with respect to Original Issue Discount Notes, including certain Floating

Rate Notes, Foreign Currency Notes and Indexed Notes, are described under 'Original Issue Discount Notes,' 'Foreign Currency Notes' and 'Indexed Notes and Notes Linked to Commodity Prices, Equity Indices or Other Factors' below.

     Original Issue Discount Notes. Under the Code, a Note that has an issue price that is less than its stated redemption price at maturity will generally be considered to have been issued at an original issue discount for federal income tax purposes (an 'Original Issue Discount Note'). In general, each United States Holder of an Original Issue Discount Note, whether such Holder uses the cash or the accrual method of tax accounting, will be required to include in ordinary gross income the sum of the 'daily portions' of OID on the Note for all days during the taxable year that the United States Holder owns the Note. The daily portions of OID on an Original Issue Discount Note are determined by allocating to each day in any accrual period a ratable portion of the OID allocable to that accrual period. Accrual periods may be any length and may vary in length over the term of an Original Issue Discount Note, provided that no accrual period is longer than one year and each scheduled payment of principal or interest occurs on either the final day or the first day of an accrual period. In the case of an initial Holder, the amount of OID on an Original Issue Discount Note allocable to each accrual period is determined by (a) multiplying the 'adjusted issue price' (as defined below) of the Original Issue Discount Note at the beginning of the accrual period by the yield to maturity of such Original Issue Discount Note (appropriately adjusted to reflect the length of the accrual period) and (b) subtracting from that product the amount (if any) of qualified stated interest (as defined below) allocable to that accrual period. The yield to maturity of a Note is the discount rate that causes the present value of all payments on the Note as of its original issue date to equal the issue price of such Note. The 'adjusted issue price' of an Original Issue Discount Note at the beginning of any accrual period will generally be the sum of its issue price (generally including accrued interest, if any) and the amount of OID allocable to all prior accrual periods, reduced by the amount of all payments other than payments of qualified stated interest (if any) made with respect to such Note in all prior accrual periods. The 'issue price' of a Note will be the initial offering price to the public (excluding bond houses and brokers) at which price a substantial amount of debt instruments in the issue including such Note is sold. The stated redemption price at maturity of a Note will equal the sum of all payments required under the Note other than certain contingent payments and 'qualified stated interest' payments. In general, 'qualified stated interest' is stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at (i) a single fixed rate (as appropriately adjusted to take into account the length of the interval between payments) or, (ii) in the case of a variable rate debt instrument (as defined in the Treasury Regulations), a single qualified floating rate, a single objective rate, or, a single fixed rate followed by either a qualified floating rate or an objective rate (all as defined in the Treasury Regulations). Special rules may apply if a Floating Rate
Note is subject to a cap, a floor, a 'governor' (i.e., a restriction on the amount of increase or decrease in the stated interest rate) or a similar restriction. Floating Rate Notes that do not provide for qualified stated interest payments generally will be subject to the rules relating to debt obligations that provide for contingent payments as described in the applicable Pricing Supplement. See 'Indexed Notes and Notes Linked to Commodity Prices, Equity Indices or Other Factors.' Under this method, United States Holders of Original Issue Discount Notes generally will be required to include in income increasingly greater amounts of original issue discount in successive accrual periods.

     United States Holders of Original Issue Discount Notes will be required to include any qualified stated interest payments in income at the time they are accrued or received, in accordance with such Holder's method of accounting for federal income tax purposes.

     If the difference between a Note's stated redemption price at maturity and its issue price is less than a de minimis amount, generally 1/4 of 1 percent of the stated redemption price at maturity multiplied by the number of complete years to maturity, then the Note generally will not be considered to have original issue discount.

     A Note that matures one year or less from its date of issuance will be treated as a 'short-term Original Issue Discount Note.' In general, a cash method United States Holder of a short-term Original Issue Discount Note is not required to accrue original issue discount for United States federal income tax purposes unless it elects to do so. A cash basis Holder of a short-term Original Issue Discount Note will, nevertheless, be required to take stated interest into income as it is received. Holders who make such an election, Holders who report income for federal income tax purposes on the accrual method and certain other Holders, including banks and dealers in securities, are required to include original issue discount in income on such short-term Original Issue Discount Notes as it accrues on a straightline basis, unless an election is made to accrue the original issue discount according to a constant yield method based on daily compounding. In the case of a Holder who is not required, and does not elect to include original issue discount in income currently, any gain realized on the sale, exchange or retirement of the short-term Original Issue Discount Note will be ordinary income to the extent of the original issue discount accrued on a straight-line basis (or, if elected, according to a constant yield method based on daily compounding) through the date of sale, exchange or retirement. In addition, such Holders will be required to defer deductions for any interest paid on indebtedness incurred to purchase or carry short-term Original Issue Discount Notes in an amount not exceeding the deferred interest income, until such deferred interest income is recognized.

     Certain of the Original Issue Discount Notes may be redeemed prior to maturity. Original Issue Discount Notes containing such a feature may be subject to rules that differ from the general rules discussed above. Purchasers of Original Issue Discount Notes with such a feature should carefully examine the applicable Pricing Supplement and should consult their tax advisors with respect to such a feature since the tax consequences with respect to original issue discount will depend, in part, on the particular terms and the particular features of the purchased Note.

     If a United States Holder purchases a Note for an amount that is greater than the stated redemption price at maturity, such Holder will be considered to have purchased such Note with 'amortizable bond premium' equal in amount to such excess. The Note will not be considered an Original Issue Discount Note in the case of such Holder and such Holder may elect (in accordance with applicable Code provisions) to amortize such premium, using a constant yield method, over the remaining term of the Note (where such Note is not optionally redeemable prior to its maturity date). If such Note may be optionally redeemed prior to maturity after such Holder has acquired it, the amount of amortizable bond premium is determined with reference to either the amount payable on maturity or, if it results in a smaller premium, attributable to the period of earlier redemption date, with reference to the amount payable on the earlier redemption date. A Holder who elects to amortize bond premium must reduce his tax basis in the Note by the amount of the premium amortized in any year. The amount amortized in any year will be treated as a reduction of the Holder's interest income from the Note. An election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the taxpayer and may be revoked only with the consent of the Internal Revenue Service.

     Any Holder who acquires a Note may elect to include in gross income its entire return on a Note (i.e., the excess of all payments to be received on the Note over the amount paid for the Note by such Holder) in accordance with a constant yield method based on the compounding of interest. Such an election for a Note with amortizable bond premium will result in a deemed election to amortize bond premium for all of the Holder's debt instruments with amortizable bond premium and may be revoked only with the permission of the Internal Revenue Service with respect to debt instruments acquired after revocation.

     Sale, Exchange or Retirement of the Notes. Upon the sale, exchange or retirement of a Note, a United States Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (not including any amount attributable to accrued but unpaid interest) and such Holder's adjusted tax basis in the Note. A United States Holder's adjusted tax basis in a Note will equal the cost of the Note to such Holder, increased by the amount of any original issue discount previously included in income by the Holder with respect to such Note and reduced by any amortized premium and any principal payments received by the Holder and, in the case of an Original Issue Discount Note, by the amounts of any other payments that do not constitute qualified stated interest.

     Subject to the discussion under 'Foreign Currency Notes' below, gain or loss realized on the sale, exchange or retirement of a Note will be capital gain or loss (except in the case of a short-term Original Issue Discount Note, to the extent of any original issue discount not previously included in such Holder's taxable income). See 'Original Issue Discount Notes' above. The Taxpayer Relief Act of 1997 generally reduced the maximum capital gains rates for individuals with respect to gain recognized upon

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
the disposition of capital assets held for more than 18 months to 20% and retained the maximum capital gains rate of 28% with respect to capital assets held for more than 1 year but not more than 18 months. In addition, effective for tax years beginning after December 31, 2000, the maximum capital gains rate for individuals relating to assets held more than 5 years is 18%. (The holding period for purposes of the 5 year rule applies to assets whose holding period begins after December 31, 2000, subject to certain transition rules). Thus, gain recognized by a Holder upon the disposition of a Note may be subject to the more favorable capital gains rates depending in part upon the Holder's holding period for the Note. Prospective Holders should consult their own tax advisor with respect to the tax consequences to them of the disposition of a Note. The distinction between capital gain or loss and ordinary income or loss is also relevant for purposes of, among other things, limitations on the deductibility of capital losses.

     Foreign Currency Notes. The following summary relates to Foreign Currency Notes.

     A United States Holder of a Foreign Currency Note who uses the cash method of accounting and who receives a payment of interest (including a payment of qualified stated interest, but not a payment in respect of original issue discount) in a foreign currency will be required to include in income the U.S. dollar value of such foreign currency payment (determined on the date such payment is received) regardless of whether the payment is in fact converted to U.S. dollars at that time. Such U.S. dollar value will be the United States Holder's tax basis in the foreign currency received and will be used to determine the gain or loss upon the sale, exchange or other disposition of the foreign currency.

     To the extent the above paragraph is not applicable, a United States Holder will be required to include in income the U.S. dollar value of the amount of interest income (including original issue discount, but reduced by amortizable bond premium to the extent applicable) that has accrued and is otherwise required to be taken into account with respect to a Foreign Currency Note during an accrual period. The U.S. dollar value of such accrued income will be determined by translating such income at the average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the taxable year. Such United States Holder will recognize ordinary income or loss with respect to accrued interest income on the date such income is actually received. The amount of ordinary income or loss recognized will equal the difference between the U.S. dollar value of the foreign currency payment received (determined on the date such payment is received) in respect of such accrual period and the U.S. dollar value of interest income that has accrued during such accrual period (as determined above). A United States Holder may elect to translate interest income (including original issue discount) into U.S. dollars at the spot rate on the last day of the interest accrual period (or, in the case of a partial accrual period, the spot rate on the last date of the taxable year) or, if the date of receipt is within five business days of the last day of the interest accrual period, the spot rate on the date of receipt. A United States Holder that makes such an election must apply it consistently to all debt instruments from year to year and cannot change the election without the consent of the Internal Revenue Service.

     Original issue discount and amortizable bond premium of a Foreign Currency Note are to be determined in the relevant foreign currency.

     Any loss (net of foreign currency exchange gain, if any) realized on the sale, exchange or retirement of a Foreign Currency Note with amortizable bond premium by a United States Holder who has not elected to amortize such premium under Section 171 of the Code will be a capital loss to the extent of such bond premium. If such an election is made, amortizable bond premium taken into account on a current basis shall reduce interest income in units of the relevant foreign currency. Exchange gain or loss is realized on such amortized bond premium with respect to any period by treating the bond premium amortized in such period as a return of principal.

     A United States Holder's tax basis in a Foreign Currency Note, and the amount of any subsequent adjustment to such Holder's tax basis, will be the U.S. dollar value of the foreign currency amount paid for such Foreign Currency Note, or of the foreign currency amount of the adjustment, determined on the date of such purchase or adjustment. A United States Holder who purchases a Foreign Currency Note with previously owned foreign currency will recognize ordinary income or loss in an amount equal to the difference, if any, between such United States Holder's tax basis in the foreign currency and the U.S. dollar amount paid for the Foreign Currency Note on date of purchase.

     Gain or loss recognized upon the sale, exchange or retirement of a Foreign Currency Note that is attributable to fluctuations in currency exchange rates will be ordinary income or loss which will not be treated as interest income or expense, but such income or loss will be taken into account only to the extent of the total gain or loss on the disposition. Gain or loss attributable to fluctuations in exchange rates will equal the difference between (i) the U.S. dollar value of the foreign currency principal amount of such Note, and any payment with respect to accrued interest, determined on the date such payment is received or such Note is disposed of, and (ii) the U.S. dollar value of the foreign currency principal amount of such Note, determined on the date such United States Holder acquired such Note, and the U.S. dollar value of the accrued interest received, determined by translating such interest at the average exchange rate for the accrual period. The source of such foreign currency gain or loss will be determined by reference to the residence of the Holder or the 'qualified business unit' of such Holder on whose books the Note is properly reflected. Any gain or loss realized by such a Holder in excess of such foreign currency gain or loss will be capital gain or loss (except in the case of a short-term Original Issue Discount Note, to the extent of any original issue discount not previously included in such Holder's income).

     A United States Holder will have a tax basis in any foreign currency received on the sale, exchange or retirement of a Foreign Currency Note equal to the U.S. dollar value of such foreign currency, determined at the time of such sale, exchange or retirement. Regulations issued under Section 988 of the Code provide a special rule for purchases and sales of publicly traded Foreign Currency Notes by a cash method taxpayer under which units of foreign currency paid or received are translated into U.S. dollars at the spot rate on the settlement date of the purchase or sale. Accordingly, no exchange gain or loss will result from currency fluctuations between the trade date and the settlement date of such a purchase or sale. An accrual method taxpayer may elect the same treatment required of cash-method taxpayers with respect to the purchase and sale of publicly traded Foreign Currency Notes provided the election is applied consistently. Such election cannot be changed without the consent of the Internal Revenue Service. Any exchange gain or loss realized by a United States Holder on a sale or other disposition of foreign currency (including its exchange for U.S. dollars or its use to purchase Foreign Currency Notes) will be ordinary income or loss.

     Indexed Notes and Notes Linked to Commodity Prices, Equity Indices or Other Factors. The United States federal income tax consequences to a Holder of the ownership and disposition of indexed notes and notes linked to commodity prices, equity indices or other factors may vary depending on the exact terms of the Notes. On June 11, 1996, the IRS released final regulations (the 'Contingent Payment Regulations') governing the tax treatment of debt obligations that provide for contingent payments ('contingent debt obligations'). The Contingent Payment Regulations generally require accrual of interest income on a constant-yield basis in respect of a contingent debt obligation at a yield determined at the time of issuance of the obligation, and may require adjustments to such accruals when any contingent payments are made. Holders intending to purchase such Notes should refer to the section relating to taxation in the applicable Pricing Supplement for a discussion of any special United States federal income tax rules applicable to purchasers of such Notes.

TAX CONSEQUENCES TO UNITED STATES ALIEN HOLDERS

     Under present United States federal income and estate tax law, and subject to the discussion below concerning backup withholding:

          (a) payments of principal, interest (including original issue discount, if any) and premium on the Notes by the Company or any paying agent to any United States Alien Holder will not be subject to United States federal withholding tax, provided that, in the case of interest (including original issue discount), (i) such Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of the Company entitled to vote, is not a controlled foreign corporation related, directly or indirectly, to the Company through stock ownership, and (ii) is not a bank receiving interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

          (b) a United States Alien Holder of a Note will not be subject to United States federal income tax on gain realized on the sale, exchange or other disposition of such Note, unless (i) such Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain conditions are met or (ii) such gain is effectively connected with the conduct by such Holder of a trade or business in the United States; and

          (c) a Note or coupon held by an individual who is not a citizen or resident of the United States at the time of his death will not be subject to United States federal estate tax as a result of such individual's death, provided that the individual does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of the Company entitled to vote and, at the time of such individual's death, payments with respect to such Note would not have been effectively connected to the conduct by such individual of a trade or business in the United States.

     The exemptions from withholding tax and estate tax described in paragraphs
(a) and (c) above are not applicable to payments of contingent interest as defined in Section 871(h)(4) of the Code. If a Note issued hereunder bears contingent interest as defined in Section 871(h)(4), that fact will be disclosed in the applicable Pricing Supplement.

     Sections 871(h) and 881(c) of the Code require that, in order to obtain the portfolio interest exemption from withholding tax described in paragraph (a) above in the case of a Registered Security, either the beneficial owner of the Note or a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a 'Financial Institution') and that is holding the Note on behalf of such beneficial owner, files a statement with the withholding agent to the effect that the beneficial owner of the Note is not a United States Holder, and the withholding agent does not have actual knowledge or reason to know that the beneficial owner is a United States Holder. Under temporary United States Treasury Regulations, such requirement will be fulfilled if the beneficial owner of a Note certifies on Internal Revenue Service Form W-8, under penalties of perjury, that it is not a United States Holder and provides its name and address, and any Financial Institution holding the Note on behalf of the beneficial owner files a statement with the withholding agent to the effect that it has received such a statement from the Holder (and furnishes the withholding agent with a copy thereof).

     If a United States Alien Holder of a Note is engaged in a trade or business in the United States, and if interest (including original issue discount) on the
Note is effectively connected with the conduct of such trade or business, the United States Alien Holder, although exempt from the withholding tax discussed in the preceding paragraph, will generally be subject to regular United States income tax on interest (including any original issue discount) and on any gain realized on the sale, exchange or other disposition of a Note in the same manner as if it were a United States Holder. See 'Tax Consequences to United States Holders' above. In lieu of the certificate described in the preceding paragraph, such a Holder will be required to provide to the Company a properly executed Internal Revenue Service Form 4224 in order to claim an exemption from withholding tax. On April 22, 1996, the IRS published proposed regulations (the 'Proposed Regulations') which, if adopted in their current form, could affect the procedures to be followed by a United States Alien Holder in establishing such United States Alien Holder's status as a United States Alien Holder for the purposes of the withholding rules (including the backup withholding rules referred to below). The Proposed Regulations, if adopted in their present form, generally would be effective for payments made after December 31, 1997. Prospective Holders should contact their own tax advisor concerning the potential adoption of such Proposed Regulations and the potential effect on their ownership of the Notes. In addition, if such United States Alien Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. For purposes of the branch profits tax, interest (including original issue discount) on and any gain recognized on the sale, exchange or other disposition of a Note will be included in the earnings and profits of such United States Alien Holder if such interest is effectively connected with the conduct by the United States Alien Holder of a trade or business in the United States.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     Under current United States federal income tax law, a 31% backup withholding tax and information reporting requirements apply to certain payments of principal, premium and interest (including original issue discount) made to, and to the proceeds of sale before maturity by, certain Holders of the Notes.

     In the case of a United States Holder, backup withholding will apply only if such Holder (i) fails to furnish its Taxpayer Identification Number ('TIN') which, for an individual, would be his Social Security number, (ii) furnishes an incorrect TIN, (iii) is notified by the Internal Revenue Service that it has failed to properly report payments of interest and dividends or (iv) under certain circumstances, fails to certify, under penalties of perjury, that it has furnished a correct TIN and has not been notified by the Internal Revenue Service that it is subject to backup withholding for failure to report interest and dividend payments. United States Holders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption if applicable. These backup withholding tax and information reporting rules are currently under review by the U.S. Treasury Department. In addition, the Proposed Regulations would modify certain of such rules generally with respect to payments made after December 31, 1997. Accordingly, the application of such rules to payments with respect to the Notes could be changed.

     The amount of any backup withholding from a payment to a United States Holder will be allowed as a credit against such Holder's United States federal income tax liability and may entitle such Holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

     As discussed above, in the case of a United States Alien Holder, backup withholding will not apply to payments of principal, premium or interest made by the Company or any paying agent thereof on a Note if the certifications and statements required by Sections 871(h) and 881(c) are received. The Company will, where required, report to Holders of the Notes and the Internal Revenue Service the amount of any interest paid or original issue discount accruing on the Notes in each calendar year and the amounts of tax withheld, if any, with respect to such payments.

     Under current Treasury Regulations, if payments of principal, premium or interest are made to or through the foreign office of a custodian, nominee or other agent acting on behalf of a beneficial owner of a Note, such custodian, nominee or other agent will not be required to apply backup withholding to such payments made to such beneficial owner and generally will not be subject to information reporting requirements. However, if such custodian, nominee or other agent is a United States person, a controlled foreign corporation for United States tax purposes, or a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, such custodian, nominee or other agent may be subject to certain information reporting requirements with respect to such payments unless it has in its records documentary evidence that the beneficial owner is not a United States person and certain conditions are met or the beneficial owner otherwise establishes an exemption. Under proposed Treasury Regulations, backup withholding may apply to any payment that such custodian, nominee or other agent is required to report if such custodian, nominee or other agent has actual knowledge that the payee is a United States person.

     Under current Treasury Regulations, payments on the sale, exchange or other disposition of a Note made to or through a foreign office of a broker generally will not be subject to backup withholding. However, if such broker is a United States person, a controlled foreign corporation for United States tax purposes or a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is not a United States person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Under proposed Treasury Regulations, backup withholding may apply to any payment that such broker is required to report if such broker has actual knowledge that the payee is a United States person. Payments to or through the United States office of a broker will be subject to backup withholding and information reporting unless the Holder certifies, under penalties of perjury, that it is not a United States person or otherwise establishes an exemption.

     United States Alien Holders of Notes should consult their tax advisers regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Any amounts withheld from a payment to a United States Alien Holder under the backup withholding rules will be allowed as a credit against such Holder's United States federal income tax liability and may entitle such Holder to a refund, provided that the required information is furnished to the United States Internal Revenue Service.

                              PLAN OF DISTRIBUTION

     The Notes are being offered on a continuous basis for sale by the Company, through the Agents, who have agreed to use their reasonable efforts to solicit offers to purchase the Notes. The Company will pay a commission to the Agents, in the form of a discount, depending upon the Stated Maturity of the Note, ranging from .125% to .875% of the principal amount of any Note sold through the Agents. Commissions with respect to Notes with maturities in excess of 40 years that are sold through the Agents will be negotiated between the Company and the Agents at the time of such sale. The Company may also sell Notes to the Agents, as principal, for resale to investors and other purchasers at varying prices relating to prevailing market prices at the time of resale as determined by the Agents, or, if so specified in an applicable Pricing Supplement, for resale at a fixed public offering price, as determined by the Agents. Unless otherwise specified in an applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage of the principal amount equal to the commission applicable to an agency sale (as described above) of a Note of identical maturity.

     The Agents may sell Notes they have purchased from the Company as principal to other dealers for resale to investors and other purchasers and may allow or reallow any portion of the discount received in connection with such purchase from the Company to such dealers. The selling concession, if any, and reallowance, if any, will be set forth in the applicable Pricing Supplement. After the initial public offering of Notes, the public offering price (in the case of Notes to be resold at a fixed public offering price), the concession and the discount may be changed.

     The Company reserves the right to withdraw, cancel or modify the offer made hereby without notice. The Company or the Agents may reject, in whole or in part, any offer to purchase Notes received by them.

     Unless otherwise specified in an applicable Pricing Supplement, payment of the purchase price of the Notes will be required to be made in immediately available funds in New York City on the date of settlement.

     No Note will have an established trading market when issued. Unless otherwise specified in an applicable Pricing Supplement, the Notes will not be listed on any securities exchange. The Agents may from time to time purchase and sell Notes in the secondary market, but the Agents are not obligated to do so, and there can be no assurance that there will be a secondary market for the Notes or liquidity in the secondary market if one develops. From time to time, the Agents may make a market in the Notes, but the Agents are not obligated to do so and may discontinue any market-making activity at any time without notice.

     The Agents may be deemed to be 'underwriters' within the meaning of the Securities Act of 1933, as amended (the 'Securities Act'). The Company has agreed to indemnify the Agents against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Agents may be required to make in respect thereof. The Company has also agreed to reimburse the Agents for certain other expenses.

     Concurrently with the offering of Notes through the Agents as described herein, the Company may issue other Securities pursuant to the Indenture referred to herein.

     In order to facilitate the offering of the Notes, the Agents may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Agents may overallot in connection with the offering, creating a short position in the Notes for their own account. In addition, to cover overallotments or to stabilize the price of the Notes, the Agents may bid for, and purchase, the Notes in the open market. Finally, the underwriting syndicates may reclaim selling concessions allowed to an underwriter or a dealer for distributing Notes in the offering, if the syndicate repurchases previously distributed Notes in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Notes above independent market levels. The Agents are not required to engage in these activities and may end any of these activities at any time.

PROSPECTUS
CPC INTERNATIONAL INC.

                                                                          [LOGO]

DEBT SECURITIES

     CPC International Inc. (the 'Company') may offer from time to time in one or more series its unsecured debt securities consisting of debentures, notes and other evidences of indebtedness (the 'Debt Securities') up to an aggregate initial public offering price of $500,000,000 or the equivalent thereof in one or more currencies, including composite currencies, other than U.S. dollars. Debt Securities of each series will be offered in amounts, at prices and on terms to be determined at the time of sale and described in a supplement to this Prospectus (a 'Prospectus Supplement'). The price or prices of the Debt Securities may be payable in one or more currencies, and the principal of and any premium or interest on the Debt Securities may be payable in the same currency or currencies or one or more other currencies.

     The Indenture pursuant to which the Debt Securities are being offered provides that Debt Securities of a series may be issued in registered form without coupons, in bearer form with coupons attached or both, and may be issued in whole or in part in the form of one or more global securities. At the present time the Company does not intend to offer securities in bearer form unless otherwise indicated in the applicable Prospectus Supplement.

     When Debt Securities of a series are offered, a Prospectus Supplement will be delivered setting forth the terms of such Debt Securities and the terms of their offering and sale. The terms set forth will include, where applicable, the specific designation, aggregate principal amount, authorized denominations, maturity, initial public offering price or prices (including the currency in which such price or prices are payable), rate or rates (which may be fixed, variable or zero) and times of payment of interest, currency or currencies in which payments in respect of such Debt Securities may be made, form or forms in which such Debt Securities may be issued, place or places of payment, terms for mandatory redemption or sinking fund payments or for redemption at the option of the Company or the holder, terms of credit enhancement, terms for payment of additional amounts, terms for defeasance, and listing on any securities exchange.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The Debt Securities may be sold through underwriting syndicates represented by managing underwriters, by underwriters without a syndicate, through agents designated from time to time or directly to purchasers. The names of any underwriters or agents of the Company involved in the sale of the Debt Securities of a series in respect of which this Prospectus is being delivered and any applicable commissions or discounts will be set forth in the applicable Prospectus Supplement. The net proceeds to the Company from any such sale also will be set forth in such Prospectus Supplement.


               THE DATE OF THIS PROSPECTUS IS AUGUST 18, 1997.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the 'Commission'). Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission at 500 West Madison Street, Citicorp Center, Chicago, Illinois 60661, and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such material may also be accessed electronically by means of the Commission's Web site (http://www.sec.gov). Reports and other information concerning the Company also can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York, the Pacific Stock Exchange, 115 Sansome Street, Suite 1104, San Francisco, California 94104 and the Midwest Stock Exchange, 440 South LaSalle Street, Chicago, Illinois 60605.

     The Company has filed with the Commission a registration statement on Form S-3 (together with all amendments and exhibits thereto, the 'Registration Statement') under the Securities Act of 1933, as amended (the 'Securities Act'), of which this Prospectus forms a part. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company hereby incorporates by reference herein its (i) Annual Report on Form 10-K for the fiscal year ended December 31, 1996, (ii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997, (iii) Proxy Statement dated March 13, 1997 and (iv) Current Reports on Form 8-K dated February 27, 1997 and June 24, 1997.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Debt Securities shall be deemed to be incorporated by reference in this Prospectus and made a part hereof from the date of filing of such documents. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any subsequently filed document that also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such prior statement. Any such prior statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom a Prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference in this Prospectus (other than exhibits to such documents that are not specifically incorporated by reference in such documents). Written requests should be directed to Corporate Secretary, CPC International Inc., International Plaza, P.O. Box 8000, Englewood Cliffs, New Jersey 07632. Telephone requests should be directed to Mr. Meagher at (201) 894-4000.

                            ------------------------
     References in this Prospectus to '$' or 'U.S. dollars' are to the lawful currency of the United States, and references to 'currencies' are to U.S. dollars, lawful currencies of countries other than the United States, and composite currencies, including European Currency Units.

                                  THE COMPANY

     The Company and its consolidated subsidiaries constitute a worldwide group of businesses, principally engaged in three major industry segments: consumer foods, baking and corn refining.

     The Company's consumer foods business consists of three worldwide businesses: Knorr soups, sauces, bouillons and related products; dressings (including mayonnaise); and foodservice (catering). Regional businesses include: starches (basic nutritious foods), desserts and bread spreads. These products are sold under more than 25 major trademarks including Best Foods, Hellmann's, Karo, Knorr, Maizena, Mazola, Mueller's, Pfanni and Skippy.

     The Company's baking division was created in October 1995 when it acquired Entenmann's sweet-baked goods, Freihoffer's sweet-baked goods and breads, Orowheat breads and Boboli pizza crusts and combined them with its existing Thomas' English muffins and bagels, Arnold and Brownberry breads, and Sahara pita bread businesses.

     On February 26, 1997, the Company announced its intention to spin off its corn refining business to its stockholders as a new independent, publicly-owned company, subject to approval by the Board of Directors of the Company of a definitive plan. The corn refining business manufactures and sells products including corn starches, corn syrups, high fructose corn syrup, dextrose, corn oil and animal feed ingredients, which products are used for industrial purposes and as food ingredients. The objective of the spin-off is to give both the Company and the new corn refining company the focus, flexibility and resources needed for faster growth of sales, volumes and profits. The transaction is expected to be completed by the end of 1997 and is expected to be tax-free to the Company and its stockholders. The Company is accounting for its corn refining business as a discontinued operation.

     As of December 31, 1996, the Company had a total of 161 operating plants, of which 42 are in the United States, 7 in Canada, 41 in Europe, 24 in Africa and the Middle East, 29 in Latin America and 18 in Asia. In addition, as of such date the Company had interests in joint ventures that operate 4 plants in Latin America (corn refining products). Of the 161 plants, 118 are engaged solely in the manufacture of consumer foods products, 25 are engaged in the manufacture of corn refining products (6 of which also produce consumer foods products) and 1 plant is engaged in the manufacture of other products.

     The Company is a Delaware corporation and has its principal executive offices at International Plaza, Englewood Cliffs, New Jersey 07362. The Company's telephone number is (201) 894-4000.

                      RATIOS OF EARNINGS TO FIXED CHARGES

     The table below sets forth the ratios of earnings to fixed charges of the Company and its consolidated subsidiaries on a total enterprise basis for the years indicated and for continuing operations for the 3 months ended March 31, 1997. The ratios have been computed by dividing income before taxes and fixed charges by fixed charges. Fixed charges consist of gross interest expense on debt and a portion of rental expense deemed to be representative of interest.

                                                                                        YEAR ENDED DECEMBER 31,
                                                            THREE MONTHS ENDED    ------------------------------------
                                                              MARCH 31, 1997      1996    1995    1994    1993    1992
                                                            ------------------    ----    ----    ----    ----    ----
Ratio of earnings to fixed charges.......................           5.2*          4.8     6.2     5.6 **  7.0     6.4

------------

 * Reflects continuing operations.

** Includes a charge of $227 million for restructuring included in income before taxes.

                                USE OF PROCEEDS

     Except as may be stated otherwise in a Prospectus Supplement, the Company intends to use the proceeds from the sales of the Debt Securities for general corporate purposes, which may include repayment of short-term debt.

                         DESCRIPTION OF DEBT SECURITIES

     The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities of the series offered by a Prospectus Supplement and the extent, if any, to which such general provisions may apply to such Debt Securities will be described in such Prospectus Supplement.

     The Debt Securities will be issued under an indenture dated as of April 1, 1988, as amended and supplemented by the First Supplemental Indenture and Amendment dated March 2, 1994 (the 'Indenture'), between the Company and Bankers Trust Company, as trustee (the 'Trustee'), the forms of which are filed as Exhibits 4.1 and 4.2 to the Registration Statement. The following summaries of certain provisions of the Indenture and the Debt Securities are not complete and are qualified in their entirety by reference to the provisions of the Indenture. Numerical references in parentheses are to sections in the Indenture and, unless otherwise indicated, capitalized terms have the meanings given them in the Indenture.

GENERAL

     The Debt Securities are limited to an aggregate initial public offering price of $500,000,000, or the equivalent thereof, in one or more currencies other than U.S. dollars. The Indenture does not limit the aggregate principal amount of Debt Securities that may be issued from time to time. (Section 301)

     Debt Securities of a series may be issued in registered form without coupons and may be issued in whole or in part in the form of one or more global securities ('Global Securities'), as described below under 'Global Securities.'

     Except as provided in the applicable Prospectus Supplement, Registered Securities denominated in U.S. dollars will be issued only in denominations of $1,000 or any integral multiple thereof. One or more Global Securities will be issued in a denomination or aggregate denominations equal to the aggregate principal amount of Outstanding Debt Securities of the series to be represented by such Global Security or Securities. (Sections 302 and 305) The applicable Prospectus Supplement will specify the authorized denominations of Debt Securities of any series denominated in a currency other than U.S. dollars.

     The Debt Securities will be unsecured obligations of the Company and will rank pari passu with all other unsecured and unsubordinated indebtedness of the Company.

     Reference is made to the applicable Prospectus Supplement for a description of the terms of the Debt Securities of a series, including, where applicable,
(i) the designation, aggregate principal amount and authorized denominations (including the currency of denomination) of such Debt Securities; (ii) the price or prices (each expressed as a percentage of principal amount) at which such Debt Securities will be issued (including the currency or currencies in which any such price may be paid) and, if any such price is less than 100%, the portion of the principal amount (if other than 100%) that will become due and payable upon the occurrence of an Event of Default (as defined below); (iii) the date or dates on which such Debt Securities will mature; (iv) the rate or rates (which may be fixed or variable), if any, at which such Debt Securities will bear interest, the date or dates from which any such interest will accrue, each Interest Payment Date on which any such interest will be payable and, if any of such Debt Securities are Registered Securities, the Regular Record Date for the interest payable on such Registered Securities on any Interest Payment Date; (v) the currency or currencies in which payment of the principal of (and any premium) and any interest on such Debt Securities will be made and any other currency or currencies in which any such payment may be payable at the election of the registered holders (the 'Holders') of such Debt Securities; (vi) whether such Debt Securities are to be issued in whole or in part in the form of one or more Global Securities and, if so, the identity of the Depositary (as defined below) for such Global Security or Securities; (vii) if a temporary Global Security is to be issued with respect to such series, (A) whether any interest thereon payable on an Interest Payment Date prior to the issuance of a permanent Global Security will be credited to the account of the persons entitled thereto on such Interest Payment Date, (B) the terms upon which beneficial interests in such temporary Global Security may be exchanged for beneficial interests in a permanent Global Security or for definitive Debt Securities of such series and (C) the terms upon which beneficial interests in a permanent Global Security, if any, may be exchanged for definitive Debt Securities of such series; (viii) each office or agency where the principal of (and any premium, if any) and any interest on such Debt Securities will be payable and each office or agency where any such Debt Securities may be presented for exchange and any such Debt Securities that are Registered Securities may be presented for registration of transfer; (ix) any terms upon which such Debt Securities will be subject to mandatory redemption (including any terms upon which Holders of such Debt Securities may elect to have their Debt Securities not redeemed in such a redemption) or to a sinking fund or upon which any of such Debt Securities may be redeemed at the option of the Company or their Holders; (x) information regarding any surety bond or other form of credit enhancement to be issued or entered into with respect to such Debt Securities; (xi) any terms upon which payments of additional amounts will be made with respect to such Debt Securities; (xii) any terms upon which such Debt Securities may be defeased; (xiii) any additional Events of Default or restrictive covenants provided for with respect to such Debt Securities; and
(xiv) any other terms not inconsistent with the Indenture, including any terms that may be required by or advisable under United States laws or regulations. (Section 301)

     Reference should also be made to the applicable Prospectus Supplement for a description of any special United States income tax considerations with respect to Debt Securities of a series.

EXCHANGES AND TRANSFERS

     At the option of the Holder, upon request confirmed in writing, and subject to the terms of the Indenture, Debt Securities of a series will be exchangeable into an equal aggregate principal amount of registered Debt Securities of the same series and terms but having different authorized denominations.

     Debt Securities may be presented for exchange or transfer, in the manner, at the places, and subject to the restrictions set forth in the Indenture and the Debt Securities. No service charge will be made for any such exchange or registration of transfer of Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 305)

GLOBAL SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a depositary (the 'Depositary') identified in the applicable Prospectus Supplement. Global Securities may be issued in registered form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for Debt Securities in definitive form, a Global Security may not be transferred except as a whole (i) by the Depositary for such Global Security to a nominee of such Depositary, (ii) by a nominee of such Depositary to such Depositary or to another nominee of such Depositary or (iii) by such Depositary or any such nominee to a successor of such Depositary or to a nominee of such successor. (Sections 303 and 305)

     The specific terms of the depositary arrangement with respect to any Debt Securities of a series will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will apply to all depositary arrangements.

     Upon the issuance of a Global Security, the Depositary for such Global Security will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of Persons that have accounts with such Depositary ('participants'). The accounts to be credited shall be designated by the underwriters or agents of such Debt Securities or by the Company if such Debt Securities are offered and sold directly by it. Ownership of beneficial interests in a Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary for such Global Security or by participants or persons that hold through participants. The laws of certain states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability of owners to transfer beneficial interests in a Global Security.

     So long as the Depositary for a Global Security, or its nominee, is the Holder of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in a Global Security will not be entitled to have Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture.

     Payments of principal of (and premium, if any) and any interest on Debt Securities registered in the name of a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the Holder of the Global Security representing such Debt Securities. None of the Company, the Trustee, any Paying Agent or the Security Registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that the Depositary for Debt Securities of a series, upon receipt of any payment of principal, premium or interest in respect of a permanent Global Security, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of such Depositary. The Company also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in 'street name', and will be the responsibility of such participants.

     If a Depositary for Debt Securities of a series is at any time unwilling or unable to continue as Depositary and a successor Depositary is not appointed by the Company within ninety days, the Company will issue Debt Securities of such series in definitive form in exchange for the Global Security or Securities representing Debt Securities of such series. In addition, the Company may at any time and in its sole discretion determine not to have the Debt Securities of a series represented by one or more Global Securities and, in such event, will issue Debt Securities of such series in definitive form in exchange for the Global Security or Securities representing the Debt Securities of such series. Further, if the Company so specifies with respect to the Debt Securities of a series, an owner of a beneficial interest in a Global Security representing Debt Securities of such series may, on terms acceptable to the Company and the Depositary for such Global Security, receive Debt Securities of such series in definitive form. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to have Debt Securities of the series represented by such Global Security equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of such Debt Securities in definitive form. Debt Securities of such series so issued in definitive form will be issued in denominations, unless otherwise specified by the Company, of $1,000 and integral multiples thereof.

PAYMENT AND PAYING AGENTS

     Payment of principal of (and premium, if any) on Debt Securities will be made in the currency designated for payment, against surrender of such Debt Securities at the Corporate Trust Office of the Trustee in the City of New York. Unless otherwise indicated in the applicable Prospectus Supplement, payment of any installment of interest on Debt Securities will be made to the Person in whose name such Debt Security is registered at the close of business on the Regular Record Date for such interest payment. Unless otherwise indicated in the applicable Prospectus Supplement, payments of such interest will be made at such Corporate Trust Office of the Trustee or by a check in the designated currency mailed to the Holder at such Holder's registered address. (Section 307)

     Unless otherwise indicated in the applicable Prospectus Supplement, the Corporate Trust Office of the Trustee in the Borough of Manhattan, The City of New York will be appointed as the Company's Paying Agent. Any other Paying Agent in the United States and any Paying Agents outside the United States initially appointed by the Company for the Debt Securities of a series will be named in the applicable Prospectus Supplement. The Company may terminate the appointment of any of the Paying

Agents from time to time, except that the Company will maintain at least one Paying Agent in the Borough of Manhattan, The City of New York for payments with respect to Debt Securities, provided that so long as the Debt Securities of a series are listed on The International Stock Exchange of the United Kingdom and the Republic of Ireland or the Luxembourg Stock Exchange or any other stock exchange located outside the United States and such stock exchange shall so require, the Company will maintain a Paying Agent in London or Luxembourg or any other required city located outside the United States, as the case may be, for such Debt Securities. (Section 1002)

     All moneys paid by the Company to a Paying Agent or the Trustee for the payment of principal of (or premium, if any) or interest on any Debt Security that remains unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to the Company, and the Holder of such Debt Security or any coupon relating thereto will thereafter look only to the Company for payment thereof. (Section 1003)

LIMITATION ON SECURED INDEBTEDNESS

     The Company will not (nor will it permit any Restricted Subsidiary to) issue, assume or guarantee any debt for money borrowed ('Debt') secured by any mortgage, pledge, lien or other encumbrance upon any Principal Property of the Company or any Restricted Subsidiary or on any shares of stock or indebtedness of the Company or any Restricted Subsidiary without providing that the Debt Securities of each series and any related coupons shall be secured equally and ratably with such Debt; provided, however, that the foregoing restrictions shall not apply to:

          (i) encumbrances on property, shares of stock or indebtedness of any corporation existing at the time such corporation becomes a Restricted Subsidiary;

          (ii) encumbrances on property, shares of stock or indebtedness existing at the time of acquisition of such property, shares of stock or indebtedness, or encumbrances to secure the payment of all or any part of the purchase price of such property or shares of stock or to secure any Debt incurred prior to, at the time of, or within ninety days after the acquisition of such property or shares of stock for the purpose of financing all or any part of the purchase price thereof;

          (iii) encumbrances securing Debt of a Restricted Subsidiary owing to the Company or to another Restricted Subsidiary;

          (iv) encumbrances on property of a corporation existing at the time such corporation is merged into or consolidated with the Company or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of a corporation or firm as an entirety or substantially as an entirety to the Company or a Restricted Subsidiary;

          (v) encumbrances on property of the Company or a Restricted Subsidiary in favor of the United States or any state thereof, or in favor of any other country, or any political subdivision thereof, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such encumbrances; or

          (vi) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any encumbrance referred to in the foregoing clauses (i) to (v), inclusive; provided, however, that the principal amount of Debt secured thereby shall not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or a part of the property subject to the encumbrance so extended, renewed or replaced (plus improvements on such property).

     Notwithstanding the foregoing provisions, the Company and any one or more Restricted Subsidiaries may issue, assume or guarantee Debt secured by an encumbrance that would otherwise be subject to the foregoing restrictions in an aggregate amount which, together with all other Debt of the Company and its Restricted Subsidiaries that would otherwise be subject to the foregoing restrictions (not including Debt permitted to be secured under clauses (i) through (vi) above) and the aggregate value of the Sale and Leaseback Transactions in existence at such time (not including Sale and Leaseback Transactions the proceeds of which have been applied to reduce Debt, as set forth below), does not at the time exceed fifteen percent of the stockholders' equity (as defined) of the Company. In the event that the Company shall apply an amount equal to the value of a Sale and Leaseback Transaction to the retirement (other than any mandatory retirement) within ninety days of the effective date of such Sale and Leaseback Transaction of Debt incurred or assumed by the Company or any Restricted Subsidiary which by its terms (i) matures at, or is extendible or renewable at the sole option of the obligor without requiring the consent of the obligee to, a date more than twelve months after the date of creation of such Debt and (ii) is not subordinated to the Debt Securities, then the value of such Sale and Leaseback Transaction shall not be taken into consideration for purposes of calculating whether the fifteen percent limitation referred to above has been met or exceeded.

     For purposes of the foregoing, (i) 'Principal Property' means any manufacturing plant or facility located within the United States (other than its territories or possessions) owned by the Company or any Restricted Subsidiary that, in the opinion of the Board of Directors of the Company, is of material importance to the total business conducted by the Company and its Restricted Subsidiaries as a whole, (ii) 'Restricted Subsidiary' means any Subsidiary of the Company (other than a Subsidiary principally engaged in financing the operations of the Company or its Subsidiaries outside the United States) substantially all the property of which is located, or substantially all the business of which is carried on, within the United States (other than its territories or possessions) and that owns a Principal Property, (iii) 'value' means, with respect to a Sale and Leaseback Transaction, as of any particular time, the amount equal to the net proceeds of such property at the time of entering into such Sale and Leaseback Transaction and (iv) 'Sale and Leaseback Transaction' means any arrangement with any person providing for the leasing by the Company or any Restricted Subsidiary of any Principal Property owned as of June 20, 1967 (except for temporary leases for a term of not more than three years and except for leases between the Company and a Restricted Subsidiary or between Restricted Subsidiaries), which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such person. (Section 1004)

CONSOLIDATION, MERGER AND TRANSFER OF ASSETS

     The Company may not consolidate with or merge into any corporation, or transfer or lease its properties and assets substantially as an entirety to any Person, unless: (i) the successor corporation or transferee assumes the Company's obligations on the Debt Securities and under the Indenture; (ii) after giving effect to the transaction, no Event of Default and no event which, after notice or lapse of time, would become an Event of Default shall have occurred and be continuing; and (iii) certain other conditions are met. (Section 801)

EVENTS OF DEFAULT

     The following will constitute Events of Default with respect to Debt Securities of any series: (i) default in payment of principal of (or premium, if any, on) any Debt Security of such series when due; (ii) default in payment of interest on any Debt Security of such series when due, and the continuance of such default for a period of 30 days; (iii) default in the deposit of any sinking fund payment on any Debt Security of such series when due; (iv) default in the performance or breach of any other covenant of the Company in the Indenture for the benefit of Debt Securities of such series, and the continuance of such default for a period of 60 days after written notice thereof by the Trustee or the Holders of at least 25% in aggregate principal amount of the Debt Securities of such series at the time Outstanding; (v) default resulting in acceleration of maturity of any other indebtedness of the Company or any Restricted Subsidiary in an amount aggregating in excess of $25,000,000; (vi) certain events of bankruptcy, insolvency or reorganization; and (vii) any other Event of Default provided with respect to Debt Securities of such series. (Section 501) An Event of Default with respect to Debt Securities of a series does not necessarily constitute an Event of Default with respect to Debt Securities of any other series. (Section 502)

     If an Event of Default has occurred and is continuing with respect to Debt Securities of a series, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Debt Securities of such series then Outstanding may declare the principal of all such Debt Securities (or in the case of certain securities sold initially at a substantial discount below their principal amounts, the portion of such principal amounts specified in such Debt Securities and set forth in the applicable Prospectus Supplement) to be due and payable. In certain cases, the Holders of a majority in principal amount of the Outstanding Debt Securities of a series may, on behalf of the Holders of all Debt Securities of such series, rescind and annul such declaration of acceleration. (Section 502)

     If a default has occurred and is continuing with respect to Debt Securities of a series, the Trustee, subject to its duty to act with the required standard of care, will be entitled to indemnification by the Holders of such Debt Securities before proceeding to exercise any right or power under the Indenture with respect to such Debt Securities at the request of such Holders. (Section
603) No Holders of Debt Securities of a series may institute any proceedings, judicial or otherwise, to enforce the Indenture except in the case of failure of the Trustee thereunder, for sixty days, to act after it has received a request to enforce such Indenture and an offer of reasonable indemnity from the Holders of at least twenty-five percent in aggregate principal amount of the Outstanding Debt Securities of such series. (Section 507) This provision will not prevent any Holder of Debt Securities of such series from enforcing payment of the principal of (and premium, if any) and interest on such Debt Securities at the respective due dates thereof. (Section 508) The Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of a series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on it with respect to the Debt Securities of such series. The Trustee may, however, refuse to follow any direction that it determines may not lawfully be taken or would be illegal or in conflict with the Indenture or involve it in personal liability or which would be unjustly prejudicial to Holders not joining therein. (Section
512)

     The Trustee shall, within ninety days after the occurrence of a default with respect to Debt Securities of a series, give to the Holders of Debt Securities of such series notice of such default, unless such default has been cured or waived. Except in the case of a default in the payment of principal of (or premium, if any) or interest on any Debt Securities of such series, the Trustee shall be protected in withholding such notice if it determines in good faith that the withholding of such notice is in the interest of the Holders of the Debt Securities of such series. (Section 602)

     The Company will be required to file with the Trustee annually an Officers' Certificate as to the absence of certain defaults under the terms of the Indenture. (Section 1006)

MODIFICATION AND WAIVER

     Modifications of and amendments to the Indenture may be made by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Outstanding Debt securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby: (i) change the stated maturity date of any installment of the principal of, or interest on, any Debt Security or coupon;
(ii) reduce the principal amount of (or premium, if any) or interest on any Debt Security or related coupon; (iii) adversely affect the right of repayment or repurchase, if any, at the option of the Holder; (iv) reduce the amount of, or postpone the date fixed for, any payment under any sinking fund or analogous provisions for any Debt Security; (v) change the place or currency of payment of the principal of (or premium, if any) or interest on any Debt Security or coupon; (vi) change or eliminate the rights of a Holder to receive payment in a designated currency; (vii) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security or coupon; or
(viii) reduce the percentage of the principal amount of the outstanding Debt Securities of any series the consent of whose Holders is required for modification or amendment of the Indenture, for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults. (Section
902)

     The Holders of a majority in principal amount of the Outstanding Debt Securities of a series may, on behalf of all Holders of Debt Securities of such series, waive, insofar as such series is concerned, compliance by the Company with the provisions of the Indenture described above in 'Limitation on Secured Indebtedness' and 'Consolidation, Merger and Transfer of Assets' before the time for such compliance. (Section 1007) The Holders of a majority in principal amount of the Outstanding Debt Securities of a series may, on behalf of all Holders of Debt Securities of such series, waive any past default under the Indenture with respect to Debt Securities of such series except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series and except a default in respect of a covenant or provision the modification or amendment of which would require the consent of the Holder of each Outstanding Debt Security affected thereby. (Section 513)

SATISFACTION AND DISCHARGE; DEFEASANCE

     At the request of the Company, the Indenture will be canceled by the Trustee if all sums due to the Trustee under the Indenture have been paid in full and (i) all Debt Securities previously issued have been canceled or delivered to the Trustee for cancellation, (ii) the principal of (and premium, if any) and any interest on all Outstanding Debt Securities have been paid in full or (iii) funds have been deposited with the Trustee at the maturity of the Debt Securities sufficient to pay in full the principal of (and premium, if any) and any interest on all Outstanding Debt Securities and the Company has delivered to the Trustee an Opinion of Counsel to the effect that the deposit and related cancellation would not cause the Holders of the Debt Securities of any series to recognize income, gain or loss for United States federal income tax purposes. (Sections 401 and 402).

     If so specified in the Prospectus Supplement applicable to Debt Securities of a series, the Company at its option (i) will be discharged from any and all obligations in respect of the Debt Securities of such series (except for certain obligations to register the transfer or exchange of Debt Securities of such series, replace stolen, lost, or mutilated Debt Securities of such series, maintain paying agencies and hold moneys for payment in trust) or (ii) will not be subject to provisions of the Indenture described above under 'Limitation of Secured Indebtedness' and 'Consolidation, Merger and Transfer of Assets' with respect to the Debt Securities of such series, in each case if the Company deposits with the Trustee, in trust, money or U.S. Government Obligations that, through the payment of interest (and premium, if any) thereon and principal thereof in accordance with their terms, will provide money in an amount sufficient to pay all the principal (including any mandatory sinking fund payments) of, and interest (and premium, if any) on, the Debt Securities of such series on the dates such payments are due in accordance with the terms of such Debt Securities. To exercise any such option, the Company is required to deliver to the Trustee an Opinion of Counsel to the effect that (1) the deposit and related defeasance would not cause the Holders of the Debt Securities of such series to recognize income, gain or loss for United States federal income tax purposes and (2) if the Debt Securities of such series are then listed on the New York Stock Exchange, such Debt Securities would not be delisted as a result of the exercise of such option. (Sections 1301 and 1302) The Company will not exercise any such option with respect to Debt Securities of a series at any time when such Debt Securities are subject to mandatory redemption.

CONCERNING THE TRUSTEE

     Bankers Trust Company is the Trustee under the Indenture. Bankers Trust Company is a depository for funds, participates in certain revolving credit and commercial paper facilities, and performs other services for the Company and its subsidiaries.

                              PLAN OF DISTRIBUTION

     The Company may sell the Debt Securities of a series in any of three ways:
(i) through underwriters or dealers, (ii) through agents or (iii) directly to a limited number of purchasers or to a single purchaser. The applicable Prospectus Supplement will set forth the terms of the offering of the Debt Securities of a series, including the name or names of any underwriters or agents, the initial public offering price or prices of such Debt Securities (and the currency or currencies in which any such price is payable), the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the Debt Securities of such series may be listed.

     If underwriters are used in the sale, Debt Securities of a series will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price, or at varying prices determined at the time of

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sale. The Debt Securities of such series may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Unless otherwise set forth in the applicable Prospectus Supplement, the obligations of the underwriters to purchase Debt Securities of a series will be subject to certain conditions precedent and the underwriters will be obligated to purchase all the Debt Securities of such series if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     The Debt Securities of a series may be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offer or sale of the Debt Securities of such series will be named, and any commissions payable by the Company to such agent will be set forth in the applicable Prospectus Supplement. Unless otherwise indicated in such Prospectus Supplement, any such agent will be acting on a reasonable efforts basis for the period of its appointment.

     If so indicated in the applicable Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers by certain specified entities to purchase Debt Securities of a series from the Company at the public offering price set forth in such Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date. Such contracts will be subject only to those conditions set forth in such Prospectus Supplement. Such Prospectus Supplement will set forth the commissions payable for solicitation of such contracts.

     Agents and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for the Company or its affiliates in the ordinary course of business.

     The Debt Securities may not be offered or sold in Great Britain, by means of this Prospectus, any Prospectus Supplement or any other document, other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent (except in circumstances that do not constitute an offer to the public within the meaning of the Companies Act 1985), nor may this Prospectus, any Prospectus Supplement or any other offering material relating to the Debt Securities be distributed in or from Great Britain (except by persons permitted to do so under the securities laws of Great Britain) otherwise than to persons whose ordinary business involves the acquisition and disposal, or the holding, of securities, whether as principal or as agent.

                                 LEGAL MATTERS

     Certain legal matters in connection with the Debt Securities will be passed on for the Company by Hanes A. Heller, Esq., Vice President and General Counsel of the Company. As of June 29, 1997, Mr. Heller owned beneficially and of record 10,826 shares of the Company's common stock and owned currently exercisable stock options to purchase an additional 15,769 shares of such common stock.

                                    EXPERTS

     The financial statements of CPC International Inc. and its consolidated subsidiaries as of December 31, 1996, 1995 and 1994 and for each of the years in the three-year period ended December 31, 1996, incorporated by reference herein and elsewhere in the Registration Statement, have been incorporated herein in reliance upon the report (incorporated by reference herein) of KPMG Peat Marwick LLP, independent certified public accountants, given on the authority of that firm as experts in auditing and accounting.

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NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PRICING SUPPLEMENT AND PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE AGENTS. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PRICING SUPPLEMENT AND PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATES AS OF WHICH INFORMATION IS GIVEN IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PRICING SUPPLEMENT AND PROSPECTUS. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PRICING SUPPLEMENT AND PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            ------------------------

                               TABLE OF CONTENTS

                                                  PAGE
                                                  ----
                PROSPECTUS SUPPLEMENT

Important Currency Exchange Information........   S-2
Description of Medium-Term Notes, Series F.....   S-2
Special Provisions and Risks Relating to
  Foreign Currency Notes.......................   S-16
United States Taxation.........................   S-19
Plan of Distribution...........................   S-26

                      PROSPECTUS

Available Information..........................     2
Incorporation of Certain Documents
  by Reference.................................     2
The Company....................................     3
Ratios of Earnings to Fixed Charges............     3
Use of Proceeds................................     3
Description of Debt Securities.................     4
Plan of Distribution...........................    10
Legal Matters..................................    11
Experts........................................    11

U.S. $500,000,000
CPC INTERNATIONAL INC.
MEDIUM-TERM NOTES,
SERIES F
DUE MORE THAN
NINE MONTHS
FROM DATE OF ISSUE

[LOGO]

SALOMON BROTHERS INC
MERRILL LYNCH & CO.

PROSPECTUS SUPPLEMENT
DATED AUGUST 19, 1997



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